UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE INTERPUBLIC GROUP OF COMPANIES, INC.
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The Interpublic Group of Companies, Inc.

909 Third Avenue, New York, NY 10022

April 16, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc., to be held at 9:30 A.M. Eastern Time, on Thursday, May 27, 2021. Due to the continuing public health impact of the coronavirus (COVID-19) pandemic, and for the health and well-being of our stockholders, employees and communities, the Annual Meeting will be held in virtual format only.

You will be able to participate in the Annual Meeting online and submit your questions during the meeting. You also will be able to vote your shares electronically during the Annual Meeting.

In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record at the close of business on April 1, 2021 a Notice of Internet Availability of the proxy statement and our 2020 Annual Report. The notice contains instructions on how to access those documents online. The notice also contains instructions on how stockholders receiving the notice can request a paper copy of our proxy materials, including this proxy statement, our 2020 Annual Report and a form of proxy card or voting instruction card. This distribution method conserves natural resources and reduces the costs of printing and distributing our proxy materials.

The business to be considered is described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. In addition to these matters, we will present a report on the state of our Company.

We hope you will be able to attend.

Sincerely,

Philippe Krakowsky Chief Executive Officer	Michael I. Roth Executive Chairman of the Board

The Interpublic Group of Companies, Inc.

909 Third Avenue, New York, NY 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:30 a.m., Eastern time, on Thursday, May 27, 2021

Place:	Virtually at www.meetingcenter.io/287172608

Items of Business:

1.	To elect the ten directors listed on pages 4-8 of the enclosed Proxy Statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for the year 2021;

3.	To hold an advisory vote on named executive officer compensation;

4.	To vote on a stockholder proposal described in the proxy statement if properly presented at the meeting; and

5.	To transact such other business as may properly come before the meeting.

Information about the foregoing matters to be voted upon at the 2021 Annual Meeting is contained in the Proxy Statement.

The close of business on April 1, 2021 has been established as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 27, 2021.

Interpublic’s 2021 Proxy Statement and 2020 Annual Report are available electronically at http://www.interpublic.com.

By Order of the Board of Directors,

Robert Dobson

Senior Vice President, Associate General Counsel & Secretary

Your vote is important! Whether or not you plan to attend the meeting, please take a moment to vote by Internet, telephone or completing a proxy card as described in the How Do I Vote section of this document. Your prompt cooperation will save Interpublic additional solicitation costs. You may revoke your proxy as described in the How Can I Revoke My Proxy or Change My Vote section of this document if you decide to change your vote or if you decide to attend the meeting virtually.

Dated: April 16, 2021

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Proxy Statement

INTRODUCTION

The Board of Directors (the “Board”) of The Interpublic Group of Companies, Inc. (“Interpublic,” “IPG,” the “Company,” “us,” “we” or “our”) is providing this Proxy Statement in connection with the 2021 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held virtually, at 9:30 a.m., Eastern Time, on Thursday, May 27, 2021. Interpublic’s principal executive office is located at 909 Third

Avenue, New York, NY 10022. The proxy materials are first being sent to stockholders beginning on or about April 16, 2021.

This Proxy Statement is also available on our website at http://www.interpublic.com.

FREQUENTLY ASKED QUESTIONS

Who Can Attend the Annual Meeting? How Do I Attend?

Stockholders of record as of the close of business on April 1, 2021 (the “Record Date”), or proxy holders for such stockholders, will be able to participate in the Annual Meeting.

To attend the Annual Meeting as a stockholder of record, visit www.meetingcenter.io/287172608 and enter the 15-digit control number found on your proxy card, notice of internet availability of proxy materials or on the instructions that accompanied your proxy materials. The password for the meeting is IPG2021.

How are the proxy materials being distributed?

To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the internet. As a result, we are mailing to many of our stockholders of record a notice of the internet availability of the proxy materials in lieu of a paper copy of the proxy materials. All stockholders receiving this notice may access the proxy materials over the internet or request a paper copy of the proxy materials by mail. In addition, the notice has instructions on how you may request access to proxy materials by mail or electronically on an ongoing basis.

Choosing to access your future proxy materials electronically will reduce the costs of distributing our proxy materials and helps conserve natural resources. If you choose to access future proxy materials electronically in connection with future meetings, you will receive an email of a Notice and Access with instructions containing a link to the website where the proxy materials are available and a link to the proxy-voting website. Your election to access proxy materials electronically will remain in effect until it is terminated by you.

Who can vote?

You are entitled to vote or direct the voting of your shares of Interpublic common stock (the “Common Stock”) if you were a stockholder on April 1, 2021. On April 1, 2021, approximately 393,253,115 shares of Common Stock were outstanding.

Who is the holder of record?

You may own your shares of Common Stock either

•	directly registered in your name at our transfer agent, Computershare; or

•	indirectly through a broker, bank or other intermediary.

If your shares are registered directly in your name, you are the holder of record of these shares, and we are sending these proxy materials directly to you. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting, unless you plan to attend as a guest. To register, you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy reflecting the number of shares of IPG common stock you held as of the Record Date, along with your name and email address, to Computershare. Please forward the email from your broker, or attach an image of your legal proxy to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 P.M. Eastern Time, on May 24, 2021. You will then receive a confirmation of your registration, with a 15-digit control number, by email from Computershare. At the time of the meeting, visit www.meetingcenter.io/287172608 and enter your control number and the meeting password, IPG2021.

Interpublic Group 2021 Proxy Statement	1

Frequently Asked Questions

How do I vote?

Your vote is important. We encourage you to vote promptly. You may vote in any one of the following ways:

Holders of Record

•	By Telephone. You can vote your shares by telephone, by calling 1-800-652-VOTE (8683). Telephone voting is available 24 hours a day and 7 days a week. If you vote by telephone, you do not need to return a proxy card. Your vote by telephone must be received by 1 a.m. EDT, May 27, 2021.

•	By Internet. You can also vote on the internet. The website address for Internet voting is www.envisionreports.com/IPG. Internet voting is available 24 hours a day and 7 days a week. If you vote by internet, you do not need to return your proxy card. Your vote by internet must be received by 1 a.m. EDT, May 27, 2021.

•	By Mail. If you choose to vote by mail, complete the proxy card enclosed with the mailed proxy material, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by 5 p.m. EDT, May 27, 2021.

•	By Attending the Annual Meeting. If you have not already voted your shares in advance, you will be able to vote your shares electronically during the Annual Meeting by clicking on the “Cast Your Vote” link on the Meeting Center site.

Shares Held by Brokers, Banks and Other Intermediaries

•	If your shares of Common Stock are held through a broker, bank or other intermediary, you will receive instructions from that entity regarding the voting of your shares.

•	If you plan to vote your shares electronically during the Annual Meeting, you will need to register in advance to attend the Annual Meeting, unless you plan to attend as a guest. Please see the “Who is the holder of record” section on page 1 for more information on how to register.

Asking Questions

If you are attending the Annual Meeting as a stockholder of record or registered beneficial owner, questions can be submitted by accessing the Meeting Center at www.meetingcenter.io/287172608, entering your control number and the meeting password, IPG2021, and clicking on the Dialog icon in the upper right hand corner of the page.

Attending the Annual Meeting as a Guest

If you would like to enter the Annual Meeting as a guest in listen-only mode, click on the “I am a Guest” button after entering the Meeting Center at www.meetingcenter.io/287172608 and enter the information requested on the following screen. Please note guests will not have the ability to ask questions or vote during the meeting.

How many shares must be present to hold the annual meeting?

A quorum is required to transact business at the Annual Meeting. We will have a quorum at the Annual Meeting if the holders of more than 50% of the outstanding shares of Common Stock entitled to vote are present or represented by proxy at the meeting.

How are votes counted?

For all matters being submitted to a vote of stockholders, only proxies and ballots that indicate votes ‘‘FOR,’’ ‘‘AGAINST’’ or ‘‘ABSTAIN’’ on the proposals, or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote.

A New York Stock Exchange (“NYSE”) member broker that holds shares for the account of a customer has the authority to vote on certain limited matters without instructions from the customer. Of the matters being submitted to a vote of stockholders at the Annual Meeting, NYSE rules permit member brokers to vote without instructions only on the proposal to ratify the appointment of our independent auditor. On each of the other matters, NYSE members may not vote without customer instruction. A notation by a broker on a returned proxy that it is not permitted to vote on particular matters due to the NYSE rules is referred to as a “broker non-vote.”

How will my shares be voted at the Annual Meeting?

The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions. Please review the voting instructions and read the entire text of the proposals and the positions of the Board of Directors in this Proxy Statement prior to marking your vote. If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

2	Interpublic Group 2021 Proxy Statement

Frequently Asked Questions

What are the Board of Directors’ voting recommendations?

For the reasons set forth in more detail later in this Proxy Statement, our Board of Directors recommends a vote:

•	FOR the Board’s nominees for election as directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for 2021;

•	FOR the advisory vote to approve named executive officer compensation; and

•	AGAINST the stockholder proposal.

What vote is required to approve each proposal?

The table below shows the vote required to approve the matters being submitted to a vote of stockholders at the Annual Meeting:

Proposals	Vote Required	Do abstentions count as shares present and entitled to vote?	Do broker non-votes count as shares present and entitled to vote?
Election of each Director	Majority of shares present and entitled to vote	Yes	No
Ratification of the Appointment of Pricewaterhouse-Coopers LLP*	Majority of shares present and entitled to vote	Yes	N/A
Advisory Vote to Approve Named Executive Officer Compensation*	Majority of shares present and entitled to vote	Yes	No
Stockholder Proposal	Majority of shares present and entitled to vote	Yes	No

* Advisory and non-binding

How can I revoke my proxy or change my vote?

You can revoke your proxy or change your vote at any time before your shares are voted at the Annual Meeting by:

Holders of Record

•	Sending written notice of revocation to the SVP & Secretary of Interpublic prior to the Annual Meeting;

•	Submitting a later dated proxy by mail, or voting by telephone or internet; or

•	Attending the Annual Meeting and voting your shares electronically during the Annual Meeting by clicking on the “Cast Your Vote” link on the Meeting Center site.

Stock Held by Brokers, Banks and Other Intermediaries

•	You must contact your broker, bank or other intermediary to obtain instructions on how to revoke your proxy or change your vote.

Who will count the vote?

The Board of Directors has appointed Computershare to act as Inspector of Election at the 2021 Annual Meeting.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available during the meeting for inspection by stockholders for any legally valid purpose related to the Annual Meeting at www.meetingcenter.io/287172608. To view the list for such purposes during the 10 days prior to the meeting, please contact Robert Dobson at Robert.Dobson@interpublic.com.

Who is the proxy solicitor?

D.F. King & Co., Inc. has been retained by Interpublic to assist with the Annual Meeting, including the distribution of proxy materials and solicitation of votes, for a fee of $18,000, plus reimbursement of expenses to be paid by Interpublic. In addition, our directors, officers or employees may solicit proxies for us in person or by telephone, facsimile, Internet or other electronic means for which they will not receive any compensation other than their regular compensation as directors, officers and employees. Banks, brokers and others holding stock for the account of their customers will be reimbursed by Interpublic for out-of-pocket expenses incurred in sending proxy materials to the beneficial owners of such shares.

How do I submit a proposal for inclusion in Interpublic’s 2022 proxy materials?

Stockholder proposals submitted for inclusion in Interpublic’s proxy statement and form of proxy for the 2022 Annual Meeting of Stockholders scheduled to be held on May 26, 2022, should be addressed to: The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: SVP & Secretary, and must be received by Interpublic by December 18, 2021, in order to be considered for inclusion. Such proposals must comply with all applicable SEC regulations.

How do I submit an item of business for consideration at the 2022 Annual Meeting?

A stockholder wishing to introduce an item of business (including the nomination of any person for election as a director of Interpublic) for consideration by stockholders at the 2022 Annual Meeting, other than a stockholder proposal included in the proxy statement as described in response to the preceding question, must comply with Section 2.13(a)(2) of Interpublic’s Bylaws, which requires notice to Interpublic no later than February 26, 2022, and no earlier than January 27, 2022, accompanied by the information required by Section 2.13(a)(2).

Interpublic Group 2021 Proxy Statement	3

ITEM 1. ELECTION OF DIRECTORS

At the Annual Meeting, ten directors are to be elected, each for a one-year term. The directors so elected will hold office until the Annual Meeting of Stockholders to be held in 2022 and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Unless authority is withheld by the stockholder, it is the intention of persons named by Interpublic as proxies on the proxy card to vote “for” the nominees identified in this Proxy Statement or, in the event that any of the nominees is unable to serve (an event not now anticipated), to vote “for” the balance of the nominees and “for” the replacement nominee, if any, designated by the Board of Directors. If no replacement is nominated, the size of the Board of Directors will be reduced.

Each of the nominees is currently a director, and each has been recommended for re-election to the Board of Directors by the Corporate Governance and Social Responsibility Committee (also referred to as the “Governance and Social Responsibility Committee”) and approved and nominated for re-election by the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” each of the nominees.

Nominees for Director

The following information on each director nominee is as of April 1, 2021, and has been provided or confirmed to Interpublic by the nominee.

JOCELYN CARTER-MILLER Age: 63 Director Since: 2007	Interpublic Committees: • Audit • Corporate Governance and Social Responsibility (Chair) • Executive	Public Directorships: • Arlo Technologies, Inc. • The Principal Financial Group, Inc. Former Directorships • Netgear, Inc.

JOCELYN CARTER-MILLER is President of TechEdVentures, Inc., a community and personal empowerment firm that develops and markets educational and community-based programs. Ms. Carter-Miller was Executive Vice President and Chief Marketing Officer of Office Depot, Inc. from February 2002 until March 2004. Prior to that time, Ms. Carter-Miller was Corporate Vice President and Chief Marketing Officer of Motorola, Inc. from February 1999 until February 2002. Ms. Carter-Miller is also a former board member of the Association of National Advertisers. Ms. Carter-Miller has been recognized as a NACD Directorship 100 Honoree; Savoy Power 300: Most Influential Black Corporate Directors; Directors & Boards Director to Watch; and Most Influential Corporate Board Directors by Women, Inc.

Qualifications: Ms. Carter-Miller provides the Board with an important perspective in the marketing field, which is a critical component of Interpublic’s business, based on her extensive executive and marketing experience acquired during her time at Motorola, where she served as its Chief Marketing Officer and more recently as Executive Vice President and Chief Marketing Officer of Office Depot, Inc. Her current work as President of TechEdVentures provides the Board with a meaningful voice in keeping Interpublic focused on its corporate social responsibilities.

MARY J. STEELE GUILFOILE Age: 67 Director Since: 2007	Interpublic Committees: • Audit (Chair) • Corporate Governance and Social Responsibility • Executive	Public Directorships: • C.H. Robinson Worldwide, Inc. • Dufry AG • Pitney Bowes Inc. Former Public Directorships: • Hudson Ltd. • Valley National Bancorp. • Viasys Healthcare, Inc.

MARY J. STEELE GUILFOILE, is currently Chairman of MG Advisors, Inc., a privately owned financial services merger and acquisitions advisory and consulting firm. From 2000 to 2002, Ms. Guilfoile was Executive Vice President and Corporate Treasurer at JPMorgan Chase & Co. and also served as Chief Administrative Officer of its investment bank. Ms. Guilfoile is a former Partner, CFO and COO of The Beacon Group, LLC, a private equity, strategic advisory and wealth management partnership, from 1996 through 2000. Ms. Guilfoile, a licensed CPA, continues as a Partner of The Beacon Group, LP, a private investment group.

4	Interpublic Group 2021 Proxy Statement

Item 1. Election of Directors

Qualifications: Ms. Guilfoile’s knowledge and expertise as a financial industry executive and her training as a certified public accountant contributes an important perspective to the Board. Ms. Guilfoile’s tenure at JP Morgan Chase, and its predecessor companies, serving as Corporate Treasurer, Chief Administrative Officer for its investment bank, and in various merger integration, executive management and strategic planning positions, as well as her current role as Chairman of MG Advisors, Inc., brings to the Board someone with valuable experience and expertise in corporate governance, accounting, risk management and auditing matters.

DAWN HUDSON Age: 63 Director Since: 2011	Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance and Social Responsibility

Public Directorships:

•   Modern Times Group MTG AB

•   NVIDIA Corporation

Former Public Directorships:

•   Amplify Snack Brands, Inc.

•   Allergan, Inc.

•   Lowe’s Companies, Inc.

•   PF Chang’s china Bistro, Inc.

DAWN HUDSON was Chief Marketing Officer for the National Football League (the “NFL”), serving in that role from October 2014 through April 2018. Previously, she served from 2009 to 2014 as vice chairman of The Parthenon Group, an advisory firm focused on strategy consulting. Prior to that time, Ms. Hudson served as President and Chief Executive Officer of Pepsi-Cola North America, or PCNA, the multi-billion dollar refreshment beverage unit of PepsiCo, Inc. in the United States and Canada from 2005 until 2007. From 2002 to 2005, Ms. Hudson served as President of PCNA. In addition, Ms. Hudson served as Chief Executive Officer of the PepsiCo Foodservice Division from 2005 to 2007. Prior to joining PepsiCo, Ms. Hudson was Managing Director at D’Arcy Masius Benton & Bowles, a leading advertising agency based in New York. Ms. Hudson is a former Chair and board member of the Association of National Advertisers (the “ANA”). In 2006 and 2007, she was named among Fortune Magazine’s “50 Most Powerful Women in Business.” In 2002, she received the honor of “Advertising Woman of the Year” by Advertising Women of New York. Ms. Hudson was also inducted into the American Advertising Federation’s Advertising Hall of Achievement, and has been featured twice in Advertising Age’s “Top 50 Marketers.” Ms. Hudson is the former Chairman of the Board of the Ladies Professional Golf Association.

Qualifications: Ms. Hudson’s extensive experience in strategy and marketing, with the NFL, at PepsiCo and at major advertising agencies, and her time as Chair of the ANA brings valuable expertise to the Board on matters which are vital to the Company’s business. In addition, her experience as Vice Chair of The Parthenon Group, and as the former Chief Executive Officer of Pepsi-Co North America, provides the Board with valuable insight and perspective on matters involving the Company’s business strategy and planning. Ms. Hudson also provides a unique perspective of having been both on the agency and client side of the industry. Her many years of experience on various public company boards is a valuable resource on corporate governance matters.

PHILIPPE KRAKOWSKY Age: 58 Director Since: 2021

PHILIPPE KRAKOWSKY is Chief Executive Officer of IPG, a role he assumed on January 1, 2021. He is also a member of IPG’s Board of Directors. Prior to being named IPG’s CEO, Mr. Krakowsky served as the company’s Chief Operating Officer beginning in September 2019, managing business operations across Interpublic, with direct oversight of IPG’s independent companies including Carmichael Lynch, Deutsch, Hill Holliday, Huge and R/GA and IPG’s Media, Data and Technology offerings including IPG Mediabrands, Acxiom, Kinesso and Matterkind. During that time, Mr. Krakowsky was also Chairman of IPG Mediabrands. Over the course of his nearly two-decade tenure at IPG, Mr. Krakowsky has also led the strategy, talent, communications and business development functions for the holding company. Before taking on the COO role at IPG, Mr. Krakowsky spent a number of years as CEO of Mediabrands, leading the 10,500-person media investment unit, as well as served as interim-CEO of FCB. From February 2011 until assuming the role of COO, Mr. Krakowsky was also IPG’s Chief Strategy and Talent Officer, where he oversaw key functions that have been vital to the company’s development and growth.

Interpublic Group 2021 Proxy Statement	5

Item 1. Election of Directors

Qualifications: Mr. Krakowsky’s demonstrated strategic leadership and extensive industry knowledge in his most recent role as our Chief Operating Officer, and in previous roles at Interpublic and its agencies, provides the Board with a unique and valuable perspective on a variety of strategic and operational issues.

JONATHAN F. MILLER Age: 64 Director Since: 2015	Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance and Social Responsibility Public Directorships: • Akamai Technologies Inc. • j2 Global, Inc. • Nielsen Holdings plc	Former Public Directorships: • AMC Networks Inc. • Houghton Mifflin Harcourt Company • Live Nation Entertainment, Inc. • RTL Group SA • Shutterstock, Inc. • TripAdvisor, Inc.

JONATHAN F. MILLER is the Chief Executive Officer of Integrated Media Co., a special purpose digital media investment company, and began serving in that role in February 2018. Prior to that time, Mr. Miller was a Partner of Advancit Capital, LLC, a venture capital investment fund, from July 2013 through January 2018. Previously, Mr. Miller served as Chairman and Chief Executive of News Corporation’s digital media group and as News Corporation’s Chief Digital Officer from April 2009 until October 2012. Mr. Miller had previously been a founding partner of Velocity Interactive Group (“Velocity”), an investment firm focusing on digital media and the consumer Internet, from its inception in February 2007 until April 2009. Prior to founding Velocity, Mr. Miller served as Chief Executive Officer of AOL LLC (“AOL”) from August 2002 to December 2006. Prior to joining AOL, Mr. Miller served as Chief Executive Officer and President of USA Information and Services, of USA Networks Interactive, a predecessor to IAC/InterActiveCorp.

Qualifications: Mr. Miller’s extensive knowledge and senior leadership positions in the media industry, including executive roles at News Corporation, AOL and USA Networks Interactive, provides the Board with a broad and valuable perspective and expertise on the complex media and advertising landscape.

PATRICK Q. MOORE Age: 51 Director Since: 2018	Interpublic Committees: • Audit • Compensation and Leadership Talent	Public Directorships: • Ryman Hospitality Properties, Inc.

PATRICK Q. MOORE became Executive Vice President, North American Retail at Carter’s Inc., a global leader in children’s apparel and related products, in 2019. Prior to that time he served as Carter’s Executive Vice President, Strategy and Business Development from 2017 to 2019. From 2013 to 2017, Mr. Moore was Executive Vice President, Chief Strategy Officer with YP Holdings, a portfolio company of Cerberus Capital Management, and one of the largest local digital media businesses in the U.S. Prior to his time at YP Holdings, Mr. Moore spent more than 10 years at McKinsey & Company, a global management consulting firm, serving as a Partner and leader in the firm’s Consumer Practice. Mr. Moore also led McKinsey’s North American Consumer Digital Excellence initiative while with the firm.

Qualifications: Mr. Moore’s experience at a digital media company and at a management consulting firm provide him with a unique perspective on the challenges and opportunities faced by the Company. Mr. Moore’s experience and expertise in corporate strategy provides the Board with valuable perspective in the Board’s oversight of the organization’s strategic objectives.

6	Interpublic Group 2021 Proxy Statement

Item 1. Election of Directors

MICHAEL I. ROTH Age: 75 Director Since: 2002	Interpublic Committees: • Executive (Chair)	Public Directorships: • Pitney Bowes Inc. • Ryman Hospitality Properties, Inc. (not standing for reelection)

MICHAEL I. ROTH became Executive Chairman of the Board of Interpublic in January 2021. Prior to that time, Mr. Roth served as Chairman of the Board and Chief Executive Officer of Interpublic since January 2005. Prior to January 2005, Mr. Roth served as Chairman of the Board of Interpublic from July 2004 to January 2005 and has been a director of Interpublic since 2002. Mr. Roth served as Chairman and Chief Executive Officer of The MONY Group Inc. from February 1994 to June 2004.

Qualifications: Mr. Roth’s leadership and perspective as Interpublic’s Executive Chair and former Chief Executive Officer gives him an intimate knowledge of the Company’s operations and his role as Executive Chairman of the Board is aided by his successful tenure as Chairman and Chief Executive Officer of The MONY Group. Mr. Roth’s other directorships, and his accounting, tax and legal background, as a certified public accountant and holding an L.L.M. degree from New York University Law School, also adds significant value to his overall contributions as a member of the Board and in his role as Chairman.

LINDA S. SANFORD Age: 68 Director Since: 2019	Interpublic Committees: • Audit • Corporate Governance and Social Responsibility	Public Directorships: • Consolidated Edison, Inc. • Pitney Bowes Inc. • RELX Group

LINDA S. SANFORD is a former Senior Vice President, Enterprise Transformation, International Business Machines Corporation (IBM), a global technology and services company, where she served in that role from January 2003 until her retirement in 2014. Prior to that, Ms. Sanford was senior vice president and group executive, IBM Storage Systems Group. Ms. Sanford joined IBM in 1975. Sanford is a member of the Women in Technology International Hall of Fame and the National Academy of Engineering.

Qualifications: Ms. Sanford’s expertise in the technology sector and her extensive experience, in innovation and global operations and business transformation provides the Board with an invaluable perspective and knowledge in areas of business transformation and data governance, matters that are vital to the Company’s business.

DAVID M. THOMAS Age: 71 Director Since: 2004	Interpublic Committees: • Compensation and Leadership Talent (Chair) • Corporate Governance and Social Responsibility • Executive	Public Directorships: • Fortune Brands Home & Security, Inc. Former Public Directorships: • IMS Health Inc. • The MONY Group, Inc.

DAVID M. THOMAS retired as executive chairman of IMS Health Inc. (“IMS”), a healthcare information, services and technology company, in March 2006, after serving in that position since January 2005. From November 2000 until January 2005, Mr. Thomas served as Chairman and Chief Executive Officer of IMS. Prior to joining IMS, Mr. Thomas was Senior Vice President and Group Executive of IBM from January 1998 to July 2000. Mr. Thomas also serves on the Board of Trustees of Fidelity Investments.

Qualifications: Mr. Thomas’ experience as a Chief Executive Officer and overall management experience at premier global technology companies provides a vital perspective for the Board as it addresses the rapidly changing and growing landscape in advertising and marketing. Such leadership experience is also vital in his role as Presiding Director. Mr. Thomas also provides the Board with a great deal of insight and perspective in the healthcare advertising field having served as Chairman and Chief Executive Officer of IMS.

Interpublic Group 2021 Proxy Statement	7

Item 1. Election of Directors

E. LEE WYATT JR. Age: 68 Director Since: 2017	Interpublic Committees: • Audit • Compensation and Leadership Talent

E. LEE WYATT JR. Mr. Wyatt is a former Executive Vice President of Fortune Brands Home & Security, Inc., a consumer home products company, where he served in that role from July 2017 until his retirement in December 2017. Prior to that, Mr. Wyatt served as Senior Vice President and Chief Financial Officer of Fortune Brands, where he served in that role from 2011 to July 2017. Mr. Wyatt also served as Chief Financial Officer and Executive Vice President of Hanesbrands Inc. (formerly, Sara Lee Branded Apparel) from 2005 to 2011. He has held various financial roles at Sonic Automotive Inc., ultimately serving as Chief Financial Officer through 2005. Mr. Wyatt has more than 40 years of experience working with public and private companies.

Qualifications: Mr. Wyatt’s experience as Chief Financial Officer of several publicly traded companies for 19 years and his deep financial and business expertise contributes an important perspective to the Board on accounting, risk management and auditing matters. In addition, Mr. Wyatt’s experience in overseeing and managing complex businesses at major global marketers is vital for Interpublic given its organizational structure.

8	Interpublic Group 2021 Proxy Statement

OUR CORPORATE GOVERNANCE FRAMEWORK

Our corporate governance framework is designed to ensure strong commitment to maintaining sound corporate governance practices. Our governance framework enables independent and skilled directors to provide oversight, advice, and counsel to promote the interests of Interpublic and its stockholders. Key governance policies and processes include our Code of Conduct, our comprehensive enterprise-wide risk management program, our commitment to transparent financial reporting and our systems of internal checks and balances.

You may view our Corporate Governance Guidelines, the charters of each of our board committees and the Code of

Conduct for our employees and directors on Interpublic’s website at http://www.interpublic.com or you may obtain copies free of charge by writing to The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: SVP & Secretary. These documents provide the framework for our governance at the board level. Our directors understand that they serve you as stockholders in carrying out their responsibility to oversee the operation and strategic direction of our company. To do so effectively, our Board along with management regularly reviews our Corporate Governance Guidelines, our committee charters and governance practices to assure that they are appropriate and reflect high standards.

INTERPUBLIC GOVERNANCE HIGHLIGHTS

Key Governance Principles	•	All directors are elected annually.
	•	In uncontested director elections, each director is elected by a majority of shares present and entitled to vote.
	•	Directors may not stand for reelection after age 74, unless otherwise determined by the Board that waiving this restriction is in the best interests of stockholders.
•

Directors annually review and assess board performance and the overall skills and areas of expertise present on the Board and, when determined to be in the best interests of the Company, recommend to stockholders the election of new directors to add a fresh perspective and ensure adequate succession planning.

	•	No member of the Audit Committee may serve on the audit committees of more than two other public companies.
Board Independence	•	8 of the 10 director nominees are independent.
	•	Our CEO and Executive Chairman are the only members of management who serve as directors.
	•	Our Audit, Compensation and Leadership Talent and Governance and Social Responsibility Committees are comprised solely of independent directors.
	•	The committee chairs play a key role in shaping the agendas and information presented to their committees.
	•	The Board and the committees have the authority to hire independent advisors, as they deem appropriate.
Presiding Director	•	The independent directors annually elect an independent Presiding Director.
	•	The Presiding Director chairs regularly scheduled executive sessions.
	•	The Presiding Director, together with the Executive Chairman, plays a key role in forming the agendas and information presented to the Board.
	•	The Presiding Director, as appropriate, is available for direct communication with major stockholders who request such a communication.
	•	The Presiding Director has additional duties and responsibilities set forth on page 15.
Board Oversight of Risk and Strategy	•	Enterprise-wide risk management is overseen by our Audit Committee, which reports on such matters to the Board.
	•	Our Compensation and Leadership Talent Committee (the “Compensation Committee”) reviews compensation practices to ensure that they do not encourage imprudent risk taking.
	•	Our Board directly oversees and advises management on development and execution of corporate strategy.

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Our Corporate Governance Framework

Stockholder Rights	•	No “poison pill” or similar stockholder rights plan.

	•	No supermajority voting requirements.

•

Stockholders owning 3% or more of our outstanding shares of Common Stock for a period of at least three years have the right to include in our proxy statement nominees for election equal to the greater of two directors or 20% of our Board.

	•	Stockholders holding 25% or more of our Common Stock have the right to require that we hold a special meeting of stockholders to consider matters that are the proper subject of stockholder action.

	•	Regular outreach and engagement with stockholders is a key objective.
Compensation Governance	•	A significant percentage of the compensation paid to our named executive officers is performance-based and exposed to fluctuations in the price of our Common Stock (page 31).

	•	We maintain robust share ownership guidelines for our directors, named executive officers and other senior executives (pages 16 and 44).

	•	The Compensation Committee engages an independent consultant on executive compensation matters.
Succession Planning	•	CEO and management succession planning is one of the Board’s highest priorities.

	•	Our Board devotes significant attention to identifying and developing talented senior leaders.

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

Director Independence

In accordance with NYSE listing standards (the “NYSE Listing Standards”), the Board annually evaluates the independence of each member of the Board of Directors under the independence standards set forth in Interpublic’s Corporate Governance Guidelines, and under the NYSE Listing Standards.

Interpublic has ten directors, two of whom, Michael I. Roth and Philippe Krakowsky, are employees of Interpublic and, eight of whom are not employees of Interpublic or its subsidiaries (referred to in this Proxy Statement as “Non-Management Directors”). At their meetings held in February of this year, the Governance and Social Responsibility Committee and the full Board determined that each of the Non-Management Directors is an independent director under Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Meeting of Independent Directors

The NYSE Listing Standards require that if the group of Non-Management Directors includes one or more directors who are not independent, then at least once annually, the Non-Management Directors should hold an executive session attended by only independent directors. Although not required under the NYSE Listing Standards (because all of the Non-Management Directors are independent), the Board nevertheless held several executive sessions of its independent directors during 2020, with Mr. Thomas, in his role as Presiding Director, serving as the chairperson of the sessions.

Director Selection Process

The Governance and Social Responsibility Committee is charged with the responsibilities described below under the heading “Committees of the Board of Directors—Corporate Governance and Social Responsibility Committee.”

One of the responsibilities of the Governance and Social Responsibility Committee is to identify and recommend to the Board candidates for election as directors. The committee, together with the Presiding Director, considers candidates suggested by its members, other directors, senior management and stockholders as necessary in anticipation of upcoming director elections or due to Board vacancies. The Governance and Social Responsibility Committee is given broad authorization to retain, at the expense of Interpublic, external legal, accounting or other advisers, including search firms, to identify candidates and to perform background reviews of potential candidates. The Governance and Social Responsibility Committee is expected to provide guidance to search firms it retains about the particular qualifications the Board is then seeking.

Effective January 1, 2021, the Board elected Philippe Krakowsky to become a member of the Board. The Board has had the opportunity to observe and evaluate Mr. Krakowsky in his various roles at Interpublic. Given Mr. Krakowsky’s business performance, depth of experience, proven leadership and track record for success, the Governance and Social Responsibility Committee recommended his election to the Board.

Each of the directors nominated for election at the Annual Meeting were evaluated and recommended to the Board for

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nomination by the Governance and Social Responsibility Committee, and nominated by the Board for election.

All director candidates, including those recommended by stockholders, are evaluated on the same basis. Candidates are considered in light of the entirety of their credentials. As part of the evaluation of individual candidates, the following factors are taken into consideration:

•	Their business and professional achievements, knowledge, experience and background, particularly in light of the principal current and prospective businesses of Interpublic and the general strategic challenges facing Interpublic and its industry as a whole;

•	Their integrity and independence of judgment;

•	Their ability and willingness to devote the time necessary to fulfill Board duties;

•	Their qualifications for membership on one or more of the committees of the Board;

•	Their educational background;

•	Their independence from management under NYSE Listing Standards and Interpublic’s Corporate Governance Guidelines;

•	The continued focus on maintaining a diverse and inclusive Board;

•	The needs of the Board and Interpublic; and

•	The Board’s policies regarding the number of boards on which a director may sit, director tenure, retirement and succession, as set out in Interpublic’s Corporate Governance Guidelines.

Board Diversity Policy—The Board is committed to having a Board that reflects diverse perspectives, skills, geographic and cultural backgrounds, and experiences in areas relevant to the Company’s global operations. The Board has adopted a policy, included in the Corporate Governance Guidelines, formalizing its longstanding commitment to maintaining a gender and ethnically diverse Board.

In determining the needs of the Board and Interpublic, the Governance and Social Responsibility Committee considers the qualifications of sitting directors and periodically consults with the other members of the Board, including the Presiding Director, the Executive Chairman and the CEO, (including as part of the Board’s annual self-evaluation), as well as other members of senior management and, where appropriate, external advisers. All directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation in meetings of the Board and its various committees, as well as through less formal communications with management.

Director candidates, other than sitting directors, are interviewed by members of the Executive Committee, other directors, including the CEO, and other key management personnel, and the results of those interviews are considered by the Governance and Social Responsibility Committee in its deliberations. The Governance and Social Responsibility Committee also reviews sitting directors who are considered potential candidates for re-election, in light of the above considerations and their past contributions to the Board.

Stockholders wishing to recommend a director candidate to the Governance and Social Responsibility Committee for its consideration should write to the Corporate Governance and Social Responsibility Committee, in care of its Chairperson, at The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022. Any recommendations will be considered for the next annual election of directors in 2022. A recommendation should include the proposed candidate’s name, biographical data and a description of his or her qualifications in light of the criteria listed above.

Succession Planning

Interpublic’s Board of Directors is actively involved in talent management. Annually, the Board reviews and analyzes the alignment of Interpublic’s strategy on personnel and succession with its overall business strategy. This includes a detailed discussion of Interpublic’s global leadership bench, strength and succession plans with a focus on key positions at the senior officer level. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles at Interpublic and each of its global agencies. The Board seeks opportunities to provide potential leaders with exposure and visibility to Board members through formal presentations and by periodically holding Board and committee meetings at key operating units. In addition, the Board is regularly updated on key talent indicators for the overall workforce, including work environment, diversity, recruiting and development programs.

Code of Conduct

Interpublic has adopted a set of ethical standards known as the Code of Conduct, which applies to all employees of Interpublic and its subsidiaries and affiliates. Interpublic’s Corporate Governance Guidelines provide that members of the Board of Directors and officers (which includes Interpublic’s Chief Executive Officer, Chief Financial Officer, Controller and Chief Accounting Officer and other persons performing similar functions) must comply with the Code of Conduct. In addition, the Corporate Governance Guidelines state that the Board will not waive any provision of the Code of Conduct for any director or executive officer. The Code of Conduct, including future amendments, may be viewed on Interpublic’s website at http://www.interpublic.com or a copy may be obtained free of charge by writing to The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: SVP & Secretary.

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Our Corporate Governance Framework

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may contact Interpublic’s Board of Directors, the Non-Management Directors as a group, or any individual director, as applicable, by writing to them at the following address:

c/o SVP & Secretary

The Interpublic Group of Companies, Inc.

909 Third Avenue

New York, NY 10022

Communications to the Board, the Non-Management Directors or to any individual director that relate to Interpublic’s accounting, internal accounting controls or auditing matters will also be referred to the chairperson of the Audit Committee. Other communications will be referred to the Presiding Director (whose responsibilities are described below) or the appropriate committee chairperson.

MEETINGS AND COMMITTEES OF THE BOARD

Attendance at Board of Directors and Committee Meetings

The Corporate Governance Guidelines provide that each director is expected to be prepared for, attend and participate in, at least 75% of all regularly scheduled and special meetings of the Board and meetings of the Committees on which a Board member serves, absent special circumstances. The Board of Directors held 7 meetings in 2020 and committees of the Board held a total of 22 meetings. During 2020, each director attended more than 75% of the total number of meetings of the Board of Directors and committees on which he or she served.

Attendance at Annual Meeting of Stockholders

While Interpublic does not have a specific policy for attendance by directors at the Annual Meeting of Stockholders, each Director attended the 2020 virtual annual meeting.

Board Structure and Committees

The standing committees of the Board consist of the Audit Committee, the Compensation and Leadership Talent Committee, the Corporate Governance and Social Responsibility Committee and the Executive Committee. The activities of the Audit Committee, Compensation and Leadership Talent Committee, and the Governance and Social Responsibility are each governed by a charter that may be viewed on Interpublic’s website at http://www.interpublic.com or may be obtained free of charge by writing to The Interpublic Group of Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: SVP & Secretary. A description of the responsibilities of each standing committee of the Board is provided below under the heading “Committees of the Board of Directors.”

Committees of the Board of Directors

The following table shows the directors who are currently members or chairpersons of each of the standing Board committees and the number of meetings each committee held in 2020.

Name		Audit	Compensation and Leadership Talent	Corporate Governance	Executive

Joceyln Carter-Miller	I	●		C	●

Mary J. Steele Guilfoile	I	C		●	●

Dawn Hudson	I		●	●

Jonathan F. Miller	I		●	●

Patrick Q. Moore	I	●	●

Michael I. Roth	◆				C

Linda S. Sanford	I	●		●

David M. Thomas	PD I		C	●	●

E. Lee Wyatt, Jr.	I	●	●

Number of Meetings in 2020		9	9	4	0

◆ Chairman of the Board    C Committee Chair        ● Member        I Independent Director        PD Presiding Director

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Audit Committee

Roles and Responsibilities:

•  Reviews the annual financial information to be provided to stockholders and filed with the SEC;

•  Reviews the system of internal controls established by management;

•  Reviews financial reporting policies, procedures and internal controls;

•  Reviews and oversees the internal and external audit processes;

•  Responsible for the selection, compensation, retention and oversight of Interpublic’s registered independent public accounting firm;

•  Responsible for the other activities described in greater detail in the Audit Committee Report on page 25; and

•  Responsible for other activities described in greater detail under the heading:

–  “The Board’s Role in Risk Oversight” on page 15; and

–  “Transactions with Related Persons” on page 15.

Independence and Financial Literacy

Each member of the Audit Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined under applicable SEC rules and regulations.

Committee Members: Carter-Miller (F, I) Guilfoile (C, F, I) Moore (F, I) Sanford (F, I) Wyatt (F, I) Number of meetings during 2020: 9

C =	Committee Chair
F =	Determined by the Board to be an Audit Committee Financial Expert as defined under applicable SEC rules and regulations
I =	Determined by the Board to be independent under the NYSE Listing Standards and applicable SEC rules and regulations

Compensation and Leadership Talent Committee

Roles and Responsibilities:

•  Reviews and adopts the executive compensation philosophy for the Company;

•  Reviews the Company’s initiatives to attract, develop and retain key employees on an ongoing basis and, with the full Board, reviews succession plans for key executive positions;

•  Reviews and recommends to the Board, the compensation of the CEO and Executive Chairman;

•  In consultation with the CEO and Executive Chairman, approves the compensation of the executive officers, other than the CEO and Executive Chairman, and approves the compensation of other senior executives of the Company and its subsidiaries;

•  Oversees and administers the Company’s equity performance incentive plans;

•  Establishes the performance measures and goals and verifies the achievement of performance goals under performance-based incentive compensation and equity plans; and

•  Reviews the Company’s share ownership guidelines for selected senior executives.

The Compensation Committee’s primary processes for establishing and overseeing executive compensation are described in the Compensation Discussion & Analysis under the heading “Compensation Philosophy and Basic Principles” on page 39.

Independence

Each member of the Compensation and Leadership Talent Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Members: Hudson (I) J. Miller (I) Moore (I) Thomas (C, I) Wyatt (I) Number of meetings during 2020: 9

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Corporate Governance and Social Responsibility Committee

Roles and Responsibilities:

•  Oversees corporate governance issues and makes recommendations to the Board;

•  Identifies, evaluates, and recommends candidates for nomination to the Board and the appointment of Board committee members;

•  Reviews and makes recommendations to the Board regarding director independence;

•  Reviews and advises management on the Company’s sustainability and corporate social responsibility initiatives;

•  Oversees and recommends to the Board the CEO succession planning;

•  Oversees the annual self-evaluation process of the Board and Committees; and

•  Responsible for approving the compensation paid to the Board and committee members.

Independence

Each member of the Corporate Governance and Social Responsibility Committee is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Members: Carter-Miller (C, I) Guilfoile (I) Hudson (I) J. Miller (I) Sanford (I) Thomas (I) Number of meetings during 2020: 4

C =	Committee Chair
I =	Determined by the Board to be independent under the NYSE Listing Standards and applicable SEC rules and regulations

Executive Committee
Roles and Responsibilities: • Acts on the Board’s behalf between Board meetings.	Committee Members: Carter-Miller (I) Guilfoile (I) Roth (C) Thomas (I) Number of meetings during 2020: 0

C =	Committee Chair
I =	Determined by the Board to be independent under the NYSE Listing Standards and applicable SEC rules and regulations

BOARD LEADERSHIP STRUCTURE

The Board continually examines its policies to ensure that Interpublic’s corporate governance and Board structure are designed to maximize the Company’s effectiveness. The Board believes that the best leadership structure may vary as circumstances warrant. After careful consideration, with the appointment of Philippe Krakowsky to Chief Executive Officer, the Board determined that having separate chief executive officer and chairman roles is best for the Company and its stockholders at this time, and appointed Mr. Roth as Executive Chairman, effective January 1, 2021. As CEO, Mr. Krakowsky’s primary responsibilities will be to provide leadership with respect to the day–to-day management operations and strategic direction of the Company. As Executive Chairman, Mr. Roth will continue to provide effective leadership and counsel to the Board, the CEO and management, with a particular focus on Board oversight, governance and corporate social responsibility matters.

To further ensure a proper level of independent board oversight, the Board has also designated an independent Presiding Director, who has the duties described below. The Board believes that the corporate governance measures it has in place ensure that strong, independent directors effectively oversee our management and provide vigorous oversight of our key issues relating to strategy, risk and integrity.

Interpublic’s Board structure allows for independent directors to bring experience, oversight and expertise from outside Interpublic and other industries, while both the Executive Chairman and the CEO bring company-specific knowledge and expertise. The Board believes that based on the recent appointment of Mr. Krakowsky to the role of CEO and the experience and institutional knowledge both he and Mr. Roth possess, that the current Board structure best

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promotes the operational and strategic objectives of the Company, enhances the information flow between management and the Board, which are essential to effective governance, and coupled with the appointment of an independent Presiding Director, ensures the continuity of efficient and effective leadership, which is in the best interests of Interpublic and our stockholders.

Presiding Director

The independent Presiding Director of the Board helps to coordinate communications between the Board and management of Interpublic. In this role, the Presiding

Director convenes and chairs meetings and executive sessions of the Non-Management Directors, coordinates feedback to the Executive Chairman and the Chief Executive Officer on behalf of the Non-Management Directors on business issues and management, coordinates and develops with the Executive Chairman and the Chief Executive Officer the agendas and presentations for meetings of the Board and, as appropriate, is available for direct communication with stockholders who request such a communication. Mr. Thomas currently serves as the independent Presiding Director.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board has an active role in the oversight of the Company’s enterprise risk management activities. Elements of the Board’s risk management practices include:

•	An annual review and assessment by the Board of the primary operational and regulatory risks facing Interpublic, their relative magnitude and management’s plan for mitigating these risks;

•	Dual oversight by the Audit Committee and the Board of the cybersecurity framework and the associated risks faced by Interpublic, overseeing the strategy, policies and practices implemented by the organization to appropriately mitigate such risks;

•	Specific oversight by the Audit Committee of Interpublic’s financial risk exposure, including Interpublic’s credit and liquidity position. Such oversight includes discussions with management and internal auditors on the magnitude and steps taken to address and mitigate any such risks;

•

Audit Committee oversight of Interpublic’s compliance with its Code of Conduct, including establishing procedures for the receipt of anonymous complaints or concerns from employees on accounting, internal accounting controls and auditing matters;

•	Audit Committee administration of Interpublic’s Related Person Transaction Policy (as discussed below);

•	Governance and Social Responsibility Committee management and oversight of potential risks associated with potential issues of independence of any directors and potential conflicts of interest and oversight of the Company’s practices and policies on sustainability and corporate social responsibility matters;

•	Compensation Committee evaluation and management of risks relating to Interpublic’s compensation plans and arrangements, as well as Interpublic’s overall compensation philosophy and practices; and

•	The establishment of standard policies specifically designed to mitigate potential risks, including requiring Board approval for all business acquisitions above a certain dollar amount.

Each committee also regularly informs the Board of any potential issues or concerns raised when performing its risk management duties.

TRANSACTIONS WITH RELATED PERSONS

Interpublic’s Code of Conduct requires directors and employees to avoid activities that could conflict with the interests of Interpublic, except for transactions that are disclosed and approved in advance. Interpublic has adopted a Related Person Transaction Policy under which approval is required for any transaction, agreement or relationship between Interpublic or any of its consolidated subsidiaries and a Related Person (a “Related Person Transaction”).

Under the Related Person Transaction Policy, a “Related Person” is defined as any (i) director, nominee for election as a director, an executive officer or any of their “immediate family members” (as defined by the Related Person Transaction Policy); (ii) any entity, including not-for-profit and charitable organizations, controlled by or in which any of the foregoing persons have a substantial beneficial ownership interest; or (iii) any person who is known to be, at the time of the transaction, the beneficial owner of more than 5% of the voting securities of Interpublic or an immediate family member of such person.

Under the policy, Related Person Transactions do not include any employee benefit plan, program, agreement or arrangement that has been approved by the Compensation Committee or recommended by the Compensation Committee for approval by the Board.

To facilitate compliance with the policy, the Code of Conduct requires that employees, including directors and

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Our Corporate Governance Framework

executive officers, report circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of Interpublic, regardless of the amount involved, to Interpublic’s Chief Risk Officer using Interpublic’s Compliance Report Form. Each director and executive officer annually confirms to the Company his or her compliance with the Related Person Transaction Policy as part of the preparation of Interpublic’s Annual Report on Form 10-K and its annual proxy statement. Director nominees and persons promoted to executive officer positions must also confirm such compliance at the time of their nomination or promotion. Management also reviews its records and makes additional inquiries of management personnel and, as appropriate, third parties and other sources of information for the purpose of identifying Related Person Transactions, including Related Person Transactions involving beneficial owners of more than 5% of Interpublic’s voting securities.

The Audit Committee reviews transactions subject to the Related Person Transaction Policy and determines whether to approve or disapprove those transactions, by examining whether or not the transactions are fair, reasonable and within Interpublic policy. The Audit Committee makes its determination by taking into account all relevant factors and any controls that may be implemented to protect the interests of Interpublic and its stockholders. Among the factors that the Audit Committee takes into account in determining whether a transaction is fair and reasonable, as applicable, are the following:

•	The benefits of the transaction to Interpublic;

•	The terms of the transaction and whether they are arm’s-length and in the ordinary course of Interpublic’s business;

•	The direct or indirect nature of the Related Person’s interest in the transaction;
•	The size and expected term of the transaction; and

•	Other facts and circumstances that bear on the materiality of the Related Person Transaction under applicable law and listing standards.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions not approved or ratified as required by the Related Person Transaction Policy are subject to termination by Interpublic. If the transaction has been completed, the Audit Committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted.

Related Person Transactions

Andrew Roth, Michael Roth’s son, has been an employee of IPG DXTRA (“DXTRA”), the rebranded Constituency Management Group, and its operating subsidiaries since November 2017. Andrew is not an officer or director of Interpublic Group and does not report to any executive officer of IPG. Andrew’s compensation at DXTRA is in excess of the $120,000 reporting threshold and has been determined in a manner consistent with the Company’s human resources and compensation policies. The Audit Committee assessed and approved the foregoing matter, taking into account and in accordance with the Company’s Related Person Transaction Policy.

DIRECTOR SHARE OWNERSHIP GUIDELINES

Each Non-Management Director is expected, within 5 years of joining the Board, to accumulate a minimum share ownership in Interpublic stock equal to five times the annual cash retainer paid to Non-Management Directors. Outstanding shares of restricted stock are included in a director’s share ownership. All Non-Management Directors standing for re-election, as of December 31, 2020, have met or exceeded these guidelines, with the exception of Ms. Sanford, who has not yet reached her guideline compliance date. The Company believes that the equity component of director compensation serves to further align the Non-Management Directors with the interests of our stockholders. For information about share ownership of our Non-Management Directors, see “Non-Management Director Compensation” on page 22 and “Share Ownership of Management” on page 67. For a discussion of the share ownership guidelines applicable to Interpublic’s executives, see “Compensation Discussion & Analysis — Share Ownership Guidelines” on page 44.

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HEDGING/PLEDGING PROHIBITIONS

Directors and only executive employees subject to the share ownership guidelines are prohibited from engaging in any transaction involving:

•	a short sale or derivative that is designed to hedge against the market risk associated with ownership of IPG shares; and
•	the pledging of IPG shares that he or she owns as security or collateral for any obligation, including, but not limited to, holding shares in a margin account.

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OUR VALUES

This section describes how IPG embraces corporate values and responsibility by committing to:

•	Building an inclusive and diverse culture

•	Taking care of the health and well-being of our people

•	Bettering the communities where we live and work

•	Respecting the environment and reducing our carbon footprint

AT IPG DIVERSITY AND INCLUSION ARE IMPERATIVES FOR VALUE CREATION

Diversity and inclusion are essential priorities for IPG, and they are key elements in how we deliver value to all of our stakeholders. We strive to ensure that our talent represents the diversity of our communities and consumers, with a culture that drives belonging, well-being and growth. Such a workplace will also enable us to provide cultural insights to help clients make authentic and responsible connections with their customers.

Our Culture Promotes Empathy and Well-being in a Changing World - IPG is attentive to the implications of shifts in the business, technology, demographic, cultural and social landscapes. IPG regularly takes stands on important issues affecting our world and our business. In 2020, those long-standing aspects of our culture and our existing portfolio of metrics, programs and policies were foundations for fostering empathy and well-being as we navigated the COVID-19 pandemic and the intensified focus on racial, ethnic and religious disparities.

LEADERSHIP COMMITMENT AND ACCOUNTABILITY ON DIVERSITY

The Role of Leadership - The IPG Board of Directors reviews progress on diversity goals each year, and considers diversity a priority when seeking and reviewing candidates to join the Board. Four of the Board’s current members are women and one member of the Board is African American. IPG’s Global CEO Diversity Council includes Chief Executives from across IPG and works to promote collaboration as well as provide tools and resources to our top executives. IPG agencies are required to apply a diversity lens on succession planning and leadership development. In 2020, we announced that incentive compensation will be linked to diversity targets for a larger number of executives than in the past, advancing accountability for diversity and inclusion across our organization.

This year, IPG was the first advertising holding company to release race and gender composition of its leadership, and we are committed to continuous transparency in this area.

Culture - IPG’s Climate for Inclusion Survey is an important accountability tool that measures employee perceptions about their work experiences and environments as well as the impact of a range of diversity and inclusion activities. In recent results, more than 80% of all individuals reported that they “would recommend their agencies as good places to work.”

Inclusive Sourcing and Business Partner Diversity - Our progress in doing business with more underrepresented and economically disadvantaged communities is an important metric. IPG contracts with companies owned by women, racial and ethnic minorities, veterans and people who are disabled or are LGBTQ+. We have sustained a diversity spend level of 20% for several years. Our agencies also work with organizations such as Free the Work, which helps to identify women, people of color and members of other underrepresented groups for partnerships.

POLICIES THAT FOSTER INCLUSION AND PROHIBIT DISCRIMINATION

Code of Conduct - IPG’s Code of Conduct sets expectations for a work environment that embodies respect and dignity for all employees globally. The Code makes clear our policies that prohibit discrimination based on gender identity, race, ethnicity, nationality, religion, age, sexual orientation, disability and other dimensions of diversity. Our Code also sets out our zero tolerance policies against harassment of all types including sexual and racial harassment. Annual training reinforces these expectations, and we have a very high level of participation in this training across the company.

Family Leave - For all of our employees globally, we offer a minimum of six weeks of parental leave to a primary caregiver for the birth of a child. Some of our agencies offer unlimited PTO to help support family caregivers and for parental leave.

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Flexible Work Arrangements - Flexible work hours and remote working options are common for IPG agencies globally and this year, our CEO published a note titled

“Organized Flexibility” to further nurture our culture and practice of supporting schedules and arrangements that work for each team member.

INITIATIVES AND PROGRAMS FOR INCLUSION LEARNING, COLLABORATION AND ACTION

IPG and our agencies provide many programs in support of diversity, equity and inclusion. Through events, training, and curated and bespoke content, research and tools, IPG fosters awareness and action on an array of critical issues that are vital for the recruitment, retention, advancement, well-being and belonging for people who are part of under-represented groups. Examples of the many topics IPG addresses include:

•	Support for employees or their family members with disabilities

•	Mental health and physical well-being

•	Cultural heritage commemorations

•	Inclusive behaviors and meeting practices

•	Culturally sensitive and authentic marketing and advertising
•	Ally behaviors

•	Managing, mentoring and sponsoring diverse talent

Business Resource Groups - Our business resource groups offer programs on all facets of diversity and inclusion in support of specific communities of employees. They often collaborate on common interests and needs. IPG’s current roster of organizations includes the following:

•	Asian Heritage Group

•	Black Employee Network

•	IPGBLT

•	SOMOS: Hispanic/Latino Heritage Group

•	Women’s Leadership Network (WLN)

EXTERNAL PARTNERSHIPS

IPG supports numerous community-based organizations and is actively involved in partnerships with leading coalitions that bring together companies to advance diversity, equity and inclusion. A selection of our active involvements is provided below.

UN Global Compact - IPG is a participant in The UN Global Compact and is committed to uphold its 10 principles in the areas of environmental sustainability, fair labor practices, human rights, and anti-corruption.

America Is All In - IPG is a signatory of America Is All In, a group of businesses, investors, regulators and educational institutions who have come together to reaffirm a commitment to the Paris Agreement on climate change.

Voter Participation - To encourage voter participation by our U.S employees, IPG has partnered with a number of civic associations that promote such involvement. IPG is a member of the Civic Alliance, which supports participatory democracy, and we recently signed onto the organization’s “100 Percent In for Democracy Pledge.” IPG has also joined Time to Vote, a nonpartisan coalition of businesses working to contribute to the culture shift needed to increase voter participation in U.S. elections.

CEO Action - IPG is a member of the CEO Action for Diversity & Inclusion™, the largest CEO-driven business commitment to advance diversity and inclusion in the workplace.

Unstereotype Alliance - IPG’s Executive Chairman, Michael Roth, is a founding Vice Chair and IPG is an active participant of the UN Women’s Unstereotype Alliance, which seeks to eradicate harmful stereotypes in media and advertising content and to address biases in market research and planning practices.

Coqual - IPG partners with the global think tank Coqual, formerly known as The Center for Talent Innovation, on research studies to inform our objectives and learn about effective processes to improve representation, retention advancement and inclusive workplace culture.

Catalyst - IPG is a long-time member and beneficiary of this leading international research organization’s work to advance equality and inclusion for women from all backgrounds as well as people who are cultural and racial minorities, disabled, non-conforming gender identities and all sexual orientations.

SUSTAINABILITY AND PURPOSE

IPG is committed to operating sustainably, and in a way that is in sync with the long-term health of our environment. We are also dedicated to three core principles of purpose: we use our expertise as marketers to make a difference in communities around the world; we take care of and invest in our people; and we ensure a fair governance structure at our company.

Interpublic Group 2021 Proxy Statement	19

Our Values

Reporting - Reporting and tracking progress on our initiatives is a key priority for our corporate sustainability program. We track energy use and greenhouse gas emissions at the company and publish our data via the Global Reporting Initiative (GRI). IPG has also set goals for reduction in this area and has implemented a comprehensive Sustainability and Environmental Impact policy. In 2020, IPG began expanded measurement of our emissions and other environmental impacts using GHG Protocol Corporate Standards at all of its buildings around the world.

IPG responds annually to the CDP Climate Change Questionnaire and was the first U.S.-based holding company to issue a sustainability report that conforms with the GRI guidelines and the first U.S.-based holding company to become a signatory of the United Nations Global Compact.

Policies - Our ESG-Related policies ensure we are accountable to all of our stakeholders — investors, clients, employees, consumers, suppliers and communities — around the world. These include the following IPG policies: our Code of Conduct, Anti-Harassment and Equal Employment Policy, Environmental Sustainability Policy, Anti-Corruption Policy, Alert Line resource, Corporate Governance and Social Responsibility Committee Charter, and our Supplier Code of Conduct. The Corporate Governance and Social Responsibility Committee of IPG’s Board of Directors oversees the company’s sustainability initiatives.

TAKING CARE OF OUR PEOPLE DURING COVID-19

At the outset of the COVID-19 pandemic, IPG responded swiftly in support of our people, our clients and our communities. To protect our employees, and to do our part in stopping the spread of COVID-19, within days, 95 percent of IPG’s people moved to a remote work environment. We communicated regularly to reassure employees and to keep them updated on our plans as the pandemic unfolded. IPG was recognized with top honors at the Corporate Content Awards North America for its outstanding communication during the pandemic.

IPG moved toward an approach of “organized flexibility” as everyone adapted to working in new environments. This includes a respect for and understanding of the need to work during non-traditional hours, as employees juggle home lives and work responsibilities.

IPG also provided increased support for our people through one-on-one and group therapy sessions, self-care workshops and management training. As we learned what was working well for IPG, we counselled our clients to address their own employee concerns during this time.

During a great period of racial strife and unrest around the world, IPG continued its active focus on inclusivity and equality, becoming the first company to release its statistics around race and gender in its executive leadership. Our Diversity and Inclusion team hosted neighborhood chats and ally conversations for employees all over the world. IPG also created bespoke resources for its employees, like its “Inclusive at Work” website which contains a “Racial Equality Center,” a “Manager’s Guide to Initial Responses to Racial Turmoil,” a “Guide to Personal Pronouns” and more.

SUPPORTING UNITED NATIONS SUSTAINABLE DEVELOPMENT GOALS

IPG is an active supporter of the UN Sustainable Development Goals (SDGs). These 17 global goals are part of the 2030 Agenda for Sustainable Development. IPG has specifically adopted SDG #6: Access to water and sanitation for all. As part of this commitment, IPG has partnered with charity: water on several initiatives that bring water to those in need. Over the years, IPG has launched campaigns to raise money for these initiatives, and so far, IPG has funded six projects, including in Cambodia, Bangladesh,

Ethiopia, Mali, and Mozambique. IPG has funded two wells in Ethiopia bringing clean water to hundreds of people. We have also funded the protection of freshwater springs in the same region, which safeguards water supplies from animals, trash, and other contaminants. This year, IPG has supported a water project for a school in Cambodia. In 2021, we enhanced our ESG reporting and disclosure to align with various UN SDGs.

ESG-RELATED RECOGNITION

In recognition of IPG’s commitment to and implementation of sustainable business practices, we are listed on several ESG-related Indexes.

For the first year, IPG has been listed on the Dow Jones Sustainability Index (DJSI) North America. The DJSI North

America scores and ranks the ESG performance of the 600 largest U.S. and Canadian companies, the top 20% of sustainability performers are listed on the Index.

IPG is the only advertising holding company headquartered in North America to achieve this key milestone.

20	Interpublic Group 2021 Proxy Statement

Our Values

IPG is also included on the FTSE4Good Index, which identifies companies that demonstrate strong ESG practices measured against international standards.

For the second year in a row, IPG has been listed on the Bloomberg Gender Equality Index (GEI), a premier ranking of global companies. Those included on the Index have provided a comprehensive look at their investment across five pillars: female leadership and talent pipeline, equal pay and gender pay parity, inclusive culture, sexual harassment policies, and pro-women brand.

For the 12th year, IPG received a score of 100 percent on the Human Rights Campaign Foundation’s Corporate Equality Index (CEI), the nation’s premier benchmarking survey and report measuring corporate policies and practices related to LGBTQ workplace equality. The CEI rates companies on detailed criteria falling under five broad categories: non-discrimination policies, employment benefits, demonstrated organizational competency and accountability around LGBTQ diversity and inclusion, public commitment to LGBTQ equality, and responsible citizenship.

Interpublic Group 2021 Proxy Statement	21

NON-MANAGEMENT DIRECTOR COMPENSATION

Annual Board/Committee Retainer Fees

During 2020, each Non-Management Director received as cash compensation for services rendered an annual retainer of $90,000, after applying a reduction to the retainer of $10,000 in light of the COVID-19 pandemic. No additional compensation was paid for attendance at Board or committee meetings.

For 2020, each chairperson of the committees received the following additional annual retainers:

•	Audit Committee — $30,000

•	Compensation and Leadership Talent Committee — $25,000; and

•	Corporate Governance and Social Responsibility Committee — $20,000.

Presiding Director Retainer Fees

For 2020, the Presiding Director received a retainer of $75,000. This retainer was in addition to the retainer Mr. Thomas received for service as a Non-Management Director.

Director Annual Equity Awards

Each Non-Management Director in 2020 also received, as consideration for services rendered as a member of the Board, an award of restricted shares of Common Stock (the

“Restricted Shares”) having a market value of $200,000 on the date of grant.

On May 21, 2020, in accordance with The Interpublic Group 2019 Performance Incentive Plan (the “2019 PIP”), each Non-Management Director received a grant of 12,075 Restricted Shares (the “2020 Restricted Share Grant”).

A recipient of Restricted Shares has all rights of ownership with respect to the shares, including the right to vote and to receive dividends, except that, during a restricted period ending on the first anniversary of the date of the grant, (i) the recipient is prohibited from selling or otherwise transferring the shares and (ii) the shares are subject to forfeiture if the recipient’s service as a director terminates for any reason other than due to death.

Charitable Matching Program

Under a charitable matching program (the “Charitable Matching Program”), which was approved by the Board of Directors and has been in effect for a number of years, Interpublic matches up to $20,000 in charitable contributions made to eligible charities and academic institutions by members of the Board of Directors and certain senior management employees of Interpublic and its subsidiaries.

22	Interpublic Group 2021 Proxy Statement

Non-Management Director Compensation

DIRECTOR COMPENSATION TABLE

The following table shows the compensation paid to Non-Management Directors for 2020(1).

Name	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (4)	All Other Compensation ($) (5)	Total ($)

Jocelyn Carter-Miller	110,000	200,000	7,700	317,700

H. John Greeniaus(2)	50,000	0	20,000	70,000

Mary J. Steele Guilfoile	120,000	200,000	20,000	340,000

Dawn Hudson	90,000	200,000	5,000	295,000

William T. Kerr(2)	62,500	0	20,000	82,500

Henry S. Miller(2)	50,000	0	20,000	70,000

Jonathan F. Miller	90,000	200,000	16,500	306,500

Patrick Q. Moore	90,000	200,000	0	290,000

Linda S. Sanford	90,000	200,000	20,000	310,000

David M. Thomas	177,500	200,000	20,000	397,500

E. Lee Wyatt Jr.	90,000	200,000	20,000	310,000

(1)

Philippe Krakowsky and Michael Roth are not included in this table because they are employees of Interpublic and receive no compensation for their service as directors. Messrs. Krakowsky and Roth’s compensation as employees of Interpublic is shown in the Summary Compensation Table on page 47, and the sections that follow the Summary Compensation Table.

(2)	In accordance with Interpublic’s director retirement age policy, Messrs. Greeniaus, Kerr and Miller did not stand for re-election to the Board in 2020.

(3)

Consists of annual retainer fees, Committee chair retainer fees and, for Mr. Thomas, the retainer fee for his service as the Presiding Director and the prorated fees for his service as the chairman of the Compensation Committee for the third and fourth quarters of 2020.

(4)

Consists of the grant date fair value of the restricted stock awards granted on May 21, 2020, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in the calculation of these amounts are set forth in Note 12 to Interpublic’s audited financial statements included in Interpublic’s Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”).

(5)	For each director the amount shown consists entirely of matching charitable contributions made by Interpublic under the Charitable Matching Program.

Interpublic Group 2021 Proxy Statement	23

ITEM 2. APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of Interpublic’s independent registered public accounting firm. As part of these responsibilities, the Audit Committee reviews the independence and performance of the independent accounting firm in connection with the Audit Committee’s determination of whether to engage another auditor as Interpublic’s independent accounting firm, and is involved in the selection of the independent accounting firm’s lead engagement partner. Included in this assessment is the Audit Committee’s review of the accounting firm’s independence and integrity, its expertise, performance and qualifications, as well as the quality of the firm’s personnel and communications.

The Audit Committee and the Board believe that it is in the best interests of Interpublic and our stockholders to retain PricewaterhouseCoopers to serve as our independent registered public accounting firm. In light of this, the Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Interpublic’s independent registered public accounting firm for 2021. This firm has been Interpublic’s independent accounting firm since 1952.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers

The following is a summary and description of the fees for services provided by PricewaterhouseCoopers in 2019 and 2020.

Worldwide Fees (in Millions)

Fee Category	2019 ($)	% of Total	2020 ($)	% of Total

Audit Fees (A)	26.07	89.8%	26.06	93.0%

Audit Related Fees (B)	0.75	2.6%	0.58	2.1%

Tax Fees (C)	1.96	6.7%	1.32	4.7%

All Other Fees (D)	0.25	0.9%	0.06	0.2%

Total Fees	29.03	100%	28.02	100%

(A) Audit Fees:    Consists of fees and out-of-pocket expenses billed for professional services rendered for the audit of Interpublic’s consolidated financial statements and the audit of the effectiveness of Interpublic’s internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

(B) Audit Related Fees:    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Interpublic’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, consultations concerning financial accounting and reporting standards, and other attest services not included in (A) audit fees.

(C) Tax Fees:    Consists of tax compliance/preparation and other tax services. Tax compliance/preparation includes fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance with custom and duties audits, expatriate tax services and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include miscellaneous tax consulting and planning.

(D) All Other Fees:    Consists of advisory services and licenses to online accounting information and general education accounting guidance.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has established policies and procedures regarding pre-approval of all audit and permissible non-audit services provided by the independent accounting firm and is responsible for the audit fee negotiations associated with the engagement of the independent accounting firm. The permissible non-audit services include the services described above for which we paid Audit Related Fees, Tax Fees and All Other Fees. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Committee’s Chairperson for projects less than $200,000, who must then report any such decision to the Audit Committee at the next scheduled meeting.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as Interpublic’s independent registered public accounting firm for 2021.

24	Interpublic Group 2021 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. The Board has determined that each member of the Committee is independent and financially literate under the listing standards of the NYSE and satisfies the financial expertise requirements of the NYSE. The Board has also determined that each member of the Audit Committee has the requisite experience to be designated an “audit committee financial expert” as that term is defined under applicable SEC rules and regulations.

In accordance with its written charter, the primary function of the Audit Committee is to assist the Board of Directors in its oversight of Interpublic’s financial reporting process.

Management is responsible for Interpublic’s consolidated financial statements and overall reporting process, including the establishment of a system of internal controls over financial reporting. PricewaterhouseCoopers, Interpublic’s independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of Interpublic’s consolidated financial statements and expressing opinions as to the conformity of the annual consolidated financial statements with generally accepted accounting principles and the effectiveness of Interpublic’s internal control over financial reporting.

In performing its oversight function for the year ended December 31, 2020, the Audit Committee:

•	Reviewed and discussed the audited consolidated financial statements with management;

•	Reviewed and discussed with PricewaterhouseCoopers the scope, staffing and general extent of the audit;

•	Reviewed with management and PricewaterhouseCoopers the selection, application and disclosure of Interpublic’s critical accounting policies used in the preparation of Interpublic’s annual audited financial statements;

•	Evaluated PricewaterhouseCoopers’s performance, qualifications and quality control procedures;

•	Pre-approved all services, both audit (including all audit engagement fees and terms) and permitted non-audit services performed by PricewaterhouseCoopers;

•	Reviewed management’s compliance with established policies for the hiring of current or former employees of PricewaterhouseCoopers;
•	Oversaw compliance with Interpublic’s Code of Conduct and procedures for the confidential and anonymous submission by employees of Interpublic and others of complaints about accounting, internal controls or auditing matters;

•	Reviewed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, Interpublic’s significant internal accounting and financial reporting controls and any deficiencies or weaknesses relating to such internal accounting and financial reporting controls;

•	Reviewed and discussed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, any disclosures made to the Committee by Interpublic’s Chief Executive Officer and Chief Financial Officer in connection with the certifications required by SEC rules to be made by each such officer in Interpublic’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	Discussed with PricewaterhouseCoopers the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”); and

•	Received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the PCAOB, discussed with PricewaterhouseCoopers matters relating to that firm’s independence and considered whether performance by PricewaterhouseCoopers of non-audit services for Interpublic is compatible with maintaining PricewaterhouseCoopers’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Interpublic’s Annual Report on Form 10-K for the year ended December 31, 2020.

THE AUDIT COMMITTEE

Mary J. Steele Guilfoile, Chairman

Jocelyn Carter-Miller

Patrick Q. Moore

Linda S. Sanford

E. Lee Wyatt Jr.

February 11, 2021

Interpublic Group 2021 Proxy Statement	25

ITEM 3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with a federal securities law requirement, enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and related SEC rules, we are submitting to an advisory vote of stockholders the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis, the compensation tables, and the narrative discussion set forth on pages 27 to 65 of this Proxy Statement. In addition to complying with this legal requirement, the Board recognizes that providing stockholders with an advisory vote on named executive officer compensation may produce useful information on investor sentiment with regard to the Company’s executive compensation programs.

At our annual meeting of stockholders held in May 2020, a substantial majority of our stockholders voted on an advisory basis to approve the compensation received by our named executive officers in fiscal year-end 2019. The Compensation Committee believes this reflects stockholders’ support of the Company’s approach to executive compensation.

As described in the Compensation Discussion & Analysis section of this Proxy Statement, our compensation programs and underlying principles, as developed and administered by the Compensation Committee, are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives who are crucial to our long-term success. The compensation paid to our named executive officers reflects our commitment to pay for performance and includes long-term cash and equity awards that are designed to encourage management to achieve results to the mutual benefit of stockholders and management. Moreover, a significant portion of our named executive officers’ annual cash compensation is paid in the form of annual performance-based incentives, which are contingent on the Company’s achievement of pre-defined performance objectives.

We encourage you to carefully review the Compensation Discussion & Analysis beginning on page 27 of this Proxy Statement for additional details on Interpublic’s executive compensation, including Interpublic’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation paid to our named executive officers in fiscal year-end 2020. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the approval of the compensation of our named executive officers as described in this Proxy Statement, with the following non-binding and advisory resolution to be presented at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of The Interpublic Group of Companies, Inc., as described in the Compensation Discussion & Analysis, compensation tables and narrative discussion set forth on pages 27 to 65 of this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote when making future compensation decisions pertaining to named executive officers.

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

26	Interpublic Group 2021 Proxy Statement

COMPENSATION DISCUSSION & ANALYSIS

This section of our Proxy Statement provides:

•	An overview of our compensation philosophy and our executive compensation programs, which are designed to reward our senior leaders for effectively building long-term stockholder value.

•	Details on how we pay our named executive officers, as well as the factors weighed by the Compensation Committee in arriving at specific compensation policies and decisions involving executive pay in 2020.

Our 2020 Named Executive Officers (“NEOs”), included:

MICHAEL ROTH	Executive Chairman (former Chairman & CEO in 2020)

PHILIPPE KRAKOWSKY	Chief Executive Officer (former EVP, Chief Operating Officer in 2020)

ELLEN JOHNSON	EVP, Chief Financial Officer

ANDREW BONZANI	EVP and General Counsel

CHRISTOPHER CARROLL	SVP, Controller and Chief Accounting Officer & Chief Financial Officer, IPG DXTRA

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAMS

PRIMARY COMPENSATION ELEMENTS

ONGOING LONG-TERM INCENTIVES
PAY ELEMENT	SALARY	ANNUAL INCENTIVE	Performance-based Cash	Performance-based Shares	Restricted Stock Units

RECIPIENT	All NEOs

FIXED OR VARIABLE COMPENSATION	Fixed	Variable

DURATION OF PERFORMANCE	Short-term Emphasis		Long-term Emphasis

PERFORMANCE PERIOD	Ongoing	1 year	2 years (plus, 1-year time-based vesting period)	3 years	n.a.

FORM OF DELIVERY	Cash			Equity

HOW PAYMENT IS DETERMINED	Compensation Committee; Chairman & CEO recommendations considered for other NEOs	Formulaic (80%); Compensation Committee assesses achievement of key strategic objectives (20%)	Formulaic; Compensation Committee verifies performance (performance-based shares also depends on stock price on vest date)		Formulaic; depends on stock price on vest date

COMPENSATION PRACTICES & CORPORATE GOVERNANCE

Our executive compensation programs are aligned with best practices in corporate governance:

We align pay with performance. Our incentive plans are closely tied to performance, making the ultimate payout from these incentives higher when performance is strong and, conversely, lower (or zero) when performance does not achieve well-defined objectives. This correlation between our performance and pay aligns our NEOs with the interests of our stockholders. The strong and positive alignment of our pay with operating results has been demonstrated by the vote “for” recommendation from stockholder advisory firms on all prior say-on-pay votes.

The incentives provided to our NEOs are predominantly earned based on the achievement of Compensation

Committee approved financial goals. In addition, the ultimate value of all share-based long-term incentives is directly linked to the performance of our stock price.

Approximately 90% of the total target 2020 compensation (excluding benefits) for Mr. Roth was issued in variable pay, while variable pay represented an average of 62% of total target compensation (excluding benefits) for all other NEOs.

In May of 2020, based on management’s recommendations, the Compensation Committee approved reductions to base salaries for our NEOs. This was one of multiple efforts to manage costs due to the financial impact of COVID-19 on our business. Our Chairman & CEO’s base salary was reduced by 20% for the remainder of the year, while the base salaries for

Interpublic Group 2021 Proxy Statement	27

Compensation Discussion & Analysis

all other NEOs were reduced by 15% for the remainder of the year. These salary reductions also resulted in a reduction in annual incentives earned by the NEOs for 2020. The reason why this occurred is that the formula used to determine annual incentive amounts for the 2020 performance year was applied to the reduced base salaries rather than the annual salary rates originally determined by the Compensation Committee before COVID-19 impacted our business.

Our programs require significant executive share ownership. We require our NEOs to hold and maintain a significant level of share ownership to enhance the alignment of NEOs’ interests with those of our stockholders. Our executive share ownership guidelines (“SOGs”) require that our CEO hold shares of our Common Stock with a value of at least 6x base salary, and require our other NEOs to hold shares with a value of at least 2x base salary. Executives who have not met their share ownership requirements in the time allotted are required to hold all net after-tax shares delivered upon the settlement of an equity award until such time as requirements are met. As of December 31, 2020, all NEOs who were required to have met their SOG requirements had either met or exceeded such requirements (Mr. Roth’s ownership was 288% of his SOG requirement while the average ownership for all other NEOs who were required to have met their SOG requirements in 2020 was approximately 184% of their requirements).

Our incentive plans include appropriate safeguards.

•	No hedging or pledging of shares - We prohibit our NEOs and other senior executives from engaging in any transaction involving a short sale or derivative that is designed to hedge against the risk associated with ownership of IPG shares and the pledging of IPG shares as collateral.

•	No stock options repricing - The stockholder-approved 2019 PIP prohibits the re-pricing of stock options without stockholder approval.

•	Clawback Policy - We have an active “clawback” policy under which compensation may be recovered in the event of a significant restatement of our financial results due to fraud or misconduct.

•	Incentive Payout Maximums - Annual and long-term incentive programs for our NEOs carry a maximum payout equal to 200% of target, which reduces potential risk-taking by our leadership team.

We appropriately limit guaranteed compensation. As indicated above, the majority of our NEOs’ compensation is performance based, with fixed base salary comprising a relatively small portion of total target compensation. In addition, we provide limited perquisites to our NEOs and do not provide any cash severance payments that exceed 2.99 times the sum of a NEO’s base salary and target annual incentive. Dividends cannot be earned on unvested performance shares. Dividend equivalents on restricted stock units are paid only if the underlying restricted stock units vest.

Upon a change of control, NEOs would receive their target annual incentive provided, that if a change of control occurs during our first quarter, such payment would be prorated to reflect the portion of the annual performance period that had elapsed through the date of the change of control. In addition, we subject outstanding long-term incentive awards to “double-trigger vesting,” which requires a NEO to incur a qualifying termination of employment within 24 months of a change of control at which time such awards would immediately vest.

We do not provide for any excise tax gross-up payments. Section 4999 of the Internal Revenue Code imposes excise taxes if payments made to executives due to a change of control exceed certain limits. If IPG were to experience a change of control, payments to our executives may be reduced to avoid adverse tax consequences to the executive, but under no circumstances would IPG provide additional payments to cover these excise taxes (i.e., tax gross-up payments).

Stockholder Support of Our Compensation Practices. We believe that our existing programs continue to incentivize the appropriate behaviors and results, ensure that our executive compensation programs are aligned with best practices in corporate governance and promote a strong relationship between pay and performance. We believe that these practices were again validated at our annual meeting of stockholders in May of 2020 when our 2019 executive compensation pay practices received the support of 91.05% of the votes cast.

28	Interpublic Group 2021 Proxy Statement

Compensation Discussion & Analysis

2020 BUSINESS HIGHLIGHTS

Our priority during the year was on mitigating the impact of the health crisis on our clients, our business, and most important, our people. Over the course of 2020, across IPG, our people have been subject to a range of extraordinary challenges. Their achievements have been remarkable, and they displayed immense resilience, with an ongoing commitment to our clients, the communities where we live, and our creative product. Our results for the year reflect their accomplishments.

We reported organic revenue performance that again placed us at the top of our sector, a position we have held over a period of some years. While maintaining notable discipline around our costs, we continued to invest in our business to accelerate areas of strongest opportunity and growth. That investment continues to result in differentiated capabilities and forward-looking offerings, which are in demand and driving success in the marketplace.

The velocity of change picked up even further during the year in the digital media and marketing space, which is where consumers increasingly interact with brands and businesses. Our ability to create marketing and media solutions that bring together creativity, technology and data is resulting in growth with existing clients, as well as new client relationships. We continue to broaden the range of business issues that we help clients address, and to become a more strategic partner, as clients seek to connect marketing and technology to power their businesses, especially in the crucial areas of e-commerce and connected commerce.

NET REVENUE AND MARGIN PERFORMANCE

Net revenue decrease was 6.5% for the year, with organic net revenue decrease of 4.8%. These results reflect the effect of the pandemic, which has had widely varying impact on our businesses and clients. However, our results stood out in comparison to our immediate peer group, which posted a negative average organic change of 8.5% for the year. Our events, experiential and sports marketing companies in particular bore the brunt of the health situation, given the restrictions on public gatherings. Other disciplines such as healthcare marketing, data management, and media planning and investment demonstrated more resilience over the course of the year.

Organic net revenue change for the past five years was as follows:

1.

Peer data sourced from public filings. For IPG, WPP and Publicis, chart refers to organic growth of net revenue; for Omnicom chart refers to organic growth of gross revenue. IPG organic growth for 2016 is based on reported gross revenue under ASC 605 and for 2017 is as restated for the adoption of ASC 606.

Interpublic Group 2021 Proxy Statement	29

Compensation Discussion & Analysis

During 2020, we once again demonstrated outstanding discipline with respect to operating expenses. As a result, for the full year, net income was $351.1 million and adjusted EBITA was $1.09 billion, and our adjusted EBITA margin was 13.5%, with both EBITA figures adjusted to exclude our restructuring charges in the year.

During the year, our team was diligent in identifying a wide range of restructuring opportunities, and related savings, so as to better position the business going forward. We expect to realize approximately $160.0 million of annualized cost savings associated with the actions taken as part of the 2020 Restructuring Plan.

1.	Adjusted EBITA margin as a percentage of Net Revenue beginning 2016, on Gross Revenue prior to 2016.
2.

Adjusted EBITA margins for the full year of 2013, 2019 and 2020 exclude the restructuring charges of $60.6 million, $31.8 million and $413.8 million, respectively. Adjusted EBITA magin for the full year of 2018 exlcudes the transaction cost of $35.0 million. See Appendix A for reconciliation and other information about these non-GAAP financial measures.

For more details on our use of non-GAAP financial measures, refer to Item 7, Management’s Discussion and Analysis of

Financial Condition and Results of Operations in our annual reports on Form 10-K.

RETURN OF CAPITAL TO SHAREHOLDERS and TOTAL SHAREHOLDER RETURNS

Our capital return programs continue to be significant drivers of value. In 2020, we again returned capital to shareholders through a common share dividend that our board increased by 9% per share early in the year. During the year, we returned approximately $398 million in the form of dividends. This marked our eighth consecutive year of dividend increases.

Return of capital remains a priority for us, and we look forward to being in position to return to share repurchase, as part of a balanced approach to sustained value creation.

30	Interpublic Group 2021 Proxy Statement

Compensation Discussion & Analysis

2020 TARGET COMPENSATION

ALIGNING PAY WITH PERFORMANCE

•	Total Target Compensation - For 2020 (this reflects annual base salary rates prior to reductions; excluding benefits):

o	Approximately 90% of the total target compensation for Mr. Roth was performance-based/at risk pay.

o

On average, approximately 62% of total target compensation for other NEOs was performance-based/at risk pay (a portion of the long-term incentive values were issued in restricted cash, which are fixed rather than variable; this is detailed in the pages that follow).

•	Annual and Long-term Incentives - For all of our NEOs:

o	100% of the annual incentives are subject to the achievement of specific financial performance or strategic goals.

o

Two-thirds of ongoing long-term incentive awards are subject to specific financial performance goals. The remaining one-third was awarded in time-based restricted stock units, which are aligned with stockholder interests since they increase in value only with improved stock price performance.

CHANGES IN TARGET COMPENSATION APPROVED IN EARLY 2020, PRIOR TO ONSET OF PANDEMIC, AND ASSOCIATED SALARY REDUCTIONS

The table below shows each NEOs 2019 and 2020 total annual target compensation, each component of compensation and any difference between 2019 and 2020 total ongoing target compensation (temporary salary reductions are not reflected in this table; these reductions are detailed further under “Base Salary” on page 33). Compensation changes for Mr. Krakowsky are reflective of his promotion to EVP, COO, while changes to Ms. Johnson’s compensation are reflective of her promotion to EVP, CFO.

Name		Base Salary	Target AI		Ongoing LTI Value at Target	Additional Restricted Cash Award	Total Target Comp.	Difference in Total Target Comp.
	Year	$	%	$	$	$	$	$	%

Michael Roth	2020	$1,800,000	300%	$5,400,000	$11,000,000	$0	$18,200,000	$400,000	2%
	2019	$1,700,000	300%	$5,100,000	$11,000,000	$0	$17,800,000

Philippe Krakowsky	2020	$1,400,000	175%	$2,450,000	$3,500,000	$2,000,000	$9,350,000	$1,725,000	23%
	2019	$1,250,000	150%	$1,875,000	$3,000,000	$1,500,000	$7,625,000

Ellen Johnson	2020	$750,000	100%	$750,000	$1,500,000	$500,000	$3,500,000	$1,606,250	85%
	2019	$625,000	75%	$468,750	$600,000	$200,000	$1,893,750

Andrew Bonzani	2020	$900,000	100%	$900,000	$1,750,000	$600,000	$4,150,000	$100,000	2%
	2019	$900,000	100%	$900,000	$1,750,000	$500,000	$4,050,000

Christopher Carroll	2020	$625,000	75%	$468,750	$600,000	$200,000	$1,893,750	$200,000	12%
	2019	$625,000	75%	$468,750	$600,000	$0	$1,693,750

Interpublic Group 2021 Proxy Statement	31

Compensation Discussion & Analysis

2020 COMPENSATION ENHANCEMENTS & LINK TO STRATEGY

The table below describes each pay element provided to our NEOs.

PAY ELEMENT	DESCRIPTION	RECENT ENHANCEMENTS	LINK TO BUSINESS & TALENT STRATEGIES

BASE SALARY (see page 33)

•  Fixed cash compensation recognizing individual performance, time in role, scope of responsibility, leadership skills, future potential and internal equity and external market data

•  Reviewed annually and adjusted when appropriate

•  As reflected on the previous page, an increase was made to the salaries for Mr. Roth, Mr. Krakowsky and Ms. Johnson, effective January 2020

•  For Mr. Roth, this increase took place to ensure that his target cash compensation remained competitive with the market

•  For Mr. Krakowsky and Ms. Johnson, these increases took place in recognition of their promotions to EVP, COO and EVP, CFO, respectively

•  From May through December 2020, each NEOs base salary was reduced (20% for the Chairman & CEO, 15% for all others) in one of multiple efforts to manage costs due to the impact of COVID-19

•  Competitive base salaries help attract and retain key executive talent

•  Any material adjustments are based on competitive market considerations, changes in responsibilities and individual performance

ANNUAL INCENTIVES (see page 34)

•  Cash compensation dependent on performance against annually established financial targets and individual performance

•  Annual incentive targets are expressed as a percent of salary; targets are reviewed annually and adjusted when appropriate

•  As reflected on the previous page, in recognition of their promotions, an increase was made to the annual incentive target percent for Mr. Krakowsky and Ms. Johnson in 2020

•  As mentioned previously, annual incentive amounts for 2020 were reduced due to the fact that they were calculated using earned base salaries (which incorporated all salary reductions) rather than annual base salary rates

•  In late 2019, as part of the annual review of incentive plan design, the Compensation Committee approved modifications to the weightings of performance metrics in the annual incentive plan (to be applied in 2020); detailed further on page 34 under “Annual Incentives”

•  This plan rewards performance based on annual organic revenue growth, profitability and the achievement of high priority strategic objectives, all of which we believe ultimately drive increased long-term stockholder value

32	Interpublic Group 2021 Proxy Statement

Compensation Discussion & Analysis

PAY ELEMENT	DESCRIPTION	RECENT ENHANCEMENTS	LINK TO BUSINESS & TALENT STRATEGIES

LONG-TERM INCENTIVES (see page 35)

•  Ongoing LTI targets are awarded one-third in each of performance-based shares, performance-based cash and restricted stock units

•  Performance-based cash and performance-based share awards are based on 2- and 3-year performance, respectively, against established financial targets with maximum potential payouts equal to 200% of target amounts

•  All ongoing LTI awards vest on the 3rd anniversary of the grant date subject to continued employment and achieved performance

•  Any additional restricted cash awards to NEOs, excluding the Chairman & CEO vest on the 2nd anniversary of the award date subject to continued employment

•  In 2020, in recognition of their promotions, an increase was made to the ongoing long-term incentive targets for Mr. Krakowsky and Ms. Johnson

•  Any additional restricted cash values awarded to the NEOs were recommended by the Chairman & CEO and reviewed and approved by the Compensation Committee

•  Like our annual incentives, our long-term incentives encourage senior leaders to focus on delivering on our key financial metrics, but do not encourage or allow for excessive or unnecessary risk-taking in achieving this goal

•  The long-term plan also ensures that executives have compensation that is at risk for longer periods of time and is subject to forfeiture in the event that they terminate their employment

•  Our long-term incentives also serve as an effective retention tool for highly valued executives

BASE SALARY

Base salary is central to attracting and retaining executive talent. Although its prominence in the pay mix declines with seniority, base salary generally remains an important part of compensation discussions with executive talent in our sector and related industries. In considering whether to increase an NEO’s base salary, the Compensation Committee takes into consideration market pay for comparable executives at peer companies as well as the individual’s performance and experience. As discussed previously, as part of various measures to manage costs due to the impact of the COVID-19 pandemic on our business, each NEO took a reduction in base salary effective May 2020 which stayed in place for the remainder of 2020. The chart below illustrates the change to base salary that took place and the resulting base salary earned for 2020:

	Annual Base Salary Rate	Base Salary Reduction		Resulting 2020 Base Salary Earned
NAME	January - April	as a % of Annual Base Salary	Reduced Annual Base Salary Rate as of May 1
MICHAEL ROTH	$1,800,000	20%	$1,440,000	$1,560,000
PHILIPPE KRAKOWSKY	$1,400,000	15%	$1,190,000	$1,260,000
ELLEN JOHNSON	$750,000	15%	$637,500	$675,000
ANDREW BONZANI	$900,000	15%	$765,000	$810,000
CHRISTOPHER CARROLL	$625,000	15%	$531,250	$562,500

Interpublic Group 2021 Proxy Statement	33

Compensation Discussion & Analysis

ANNUAL INCENTIVES

PERFORMANCE METRICS

In 2020, as in past years, actual annual incentives earned could vary between 0% and 200% of the individual incentive target, depending on the Company’s financial performance and individual performance versus established High Priority

Objectives (“HPOs”). The chart below details the performance metrics and weightings applied to annual incentive awards for all NEOs in 2020:

FINANCIAL METRIC	DESCRIPTION	WEIGHTING
ORGANIC REVENUE GROWTH % (“OG”)	- Measures ability to drive revenue growth from existing operations, exclusive of acquisitions, divestitures and currency effects	30%

- Reflects the competiveness of our offerings and is defined as the percentage change in IPG’s total net revenue as compared to the prior year, excluding the impact of foreign currency rate fluctuations and the net effect of acquisitions and divestitures

OPERATING INCOME BEFORE INCENTIVES AND AMORTIZATION OF ACQUIRED INTANGIBLES MARGIN % (“OIBIA”)	- Measures business efficiency and profitability and is defined as Operating Income before expenses related to the Annual and Long-term Incentive Plans and the amortization of acquired intangible assets, and before any restructuring and asset impairment charges divided by net revenue	50%
HIGH PRIORITY OBJECTIVES	- Consist of quantitative and/or qualitative objectives specific to the individual	20%

As part of our annual compensation design process, in late 2019, the Compensation Committee approved management’s recommendations to modify the weightings of the performance metrics for the annual incentive plan. For 2020, the Organic Revenue Growth metric increased in weighting, from 20% in 2019 to 30%. The margin metric therefore decreased in weighting, from 60% in 2019 to 50% in 2020. This was a reflection of the Company’s significant progress in recent years towards achieving peer level margins.

At the beginning of 2020, the Compensation Committee set performance goals for each of the above financial metrics. The amount earned for the portion of the annual incentives tied to the business units’ performance is calculated based on the relevant unit’s financial performance against the same metrics (utilizing the same weightings) as shown in the “Performance Metrics” table above.

The Compensation Committee also set HPOs for the Chairman & CEO at the beginning of 2020, which consisted of quantitative and/or qualitative objectives. HPOs and performance expectations for all other NEOs are established by the Chairman & CEO. HPOs include goals tied to the overall strategic priorities of the Company or operating units and typically include goals related to talent management, diversity and inclusion and cross-agency collaboration. For quantitative HPOs, specific objectives are established. For qualitative HPOs, specific accomplishments or expectations are defined and the Compensation Committee exercises judgment in assessing performance.

The Chairman & CEO’s performance, as it pertains to HPOs, is assessed after considering written assessments submitted to the Compensation Committee for both the Company as a whole and for the Chairman & CEO himself. For all other NEOs, the Chairman & CEO assesses performance against established HPOs and makes recommendations to the Compensation Committee. Based on the Compensation Committee’s independent evaluation of performance, the Compensation Committee will score performance as “poor,” “fair,” “good,” excellent” and “spectacular,” which will yield a payout between 0% and 200% of a NEO’s target annual incentive.

2020 IPG CORPORATE FINANCIAL PERFORMANCE AND ANNUAL INCENTIVE AWARDS FOR NEOs

Below are the Company’s 2020 performance goals and actual achievement against those goals. This performance, combined with a HPO rating of 100%, would have resulted in a Corporate performance rating of 64%.

FINANCIAL GOALS	2020 TARGET	2020 ACTUAL
OG %	3.5%	-4.8%
OIBIA %	18.3%	17.5%

34	Interpublic Group 2021 Proxy Statement

Compensation Discussion & Analysis

In recognition of their collective efforts and leadership to mitigate the impact of the COVID-19 pandemic, including ensuring the health and safety of the Company’s employees and the execution of various cost-management and strategic initiatives, in addition to the bonuses earned based on the Corporate performance rating, the Compensation Committee considered and approved incremental annual incentive amounts for each NEO.

Specifically, these incremental amounts are being awarded to recognize achievements in four key areas (financial performance, shareholder return, strategic initiatives and employee experience):

•	Shareholder Return: IPG’s total shareholder return for 2020 was +7%, which significantly outperformed peers.

•	Financial Performance: as mentioned previously, although IPG’s organic growth decreased by 4.8% in 2020, this outperformed peers who were down by 8.5% on average.
•	Strategic Initiatives: as mentioned in the Business Highlights section, in 2020, our NEOs were diligent in identifying a wide range of restructuring opportunities, and related savings, so as to better position the business going forward. We expect to realize approximately $160.0 million of annualized cost savings associated with the actions taken as part of the 2020 Restructuring Plan.

•	Employee Experience: As the breadth of COVID-19’s impact became clear early in the year, IPG and its agencies listened to employee needs, created targeted training and wellness programs and established processes and management practices to enable an effective pivot to remote work.

Below are the final 2020 annual incentive amounts earned for each NEO. As a reminder, these bonus amounts were calculated based on each NEOs actual 2020 base salary earnings, inclusive of the reductions each took beginning in May 2020, which reduces bonus potential.

NAME	BASE SALARY	TOTAL TARGET ANNUAL INCENTIVE		APPROVED CORPORATE PERFORMANCE RATING	ANNUAL INCENTIVE AMOUNT EARNED UNDER SENIOR EXECUTIVE INCENTIVE PLAN	INCREMENTAL BONUS AMOUNTS APPROVED BY THE COMPENSATION COMMITTEE	TOTAL ANNUAL INCENTIVE AMOUNT APPROVED
	earned in 2020	as a % of Base Salary	$

MICHAEL ROTH	$1,560,000	300%	$4,680,000	64.0%	$2,995,200	$1,204,800	$4,200,000

PHILIPPE KRAKOWSKY	$1,260,000	175%	$2,205,000	64.0%	$1,411,200	$588,800	$2,000,000

ELLEN JOHNSON	$675,000	100%	$675,000	64.0%	$432,000	$193,000	$625,000

ANDREW BONZANI	$810,000	100%	$810,000	64.0%	$518,400	$231,600	$750,000

CHRISTOPHER CARROLL	$562,500	75%	$421,875	64.0%	$270,000	$130,000	$400,000

In aggregate, the total amounts earned between annual incentives and incremental bonuses for each NEO was below the target amount for each as part of the Annual Incentive plan.

LONG-TERM INCENTIVES

2020 ONGOING LONG-TERM INCENTIVE TARGETS

In an effort to have a consistent mix of long-term incentives throughout the organization and to ensure an appropriate balance between performance-based compensation and retention, we modified our long-term incentive mix in 2018 to consist one-third each of performance-based shares, performance-based cash and restricted stock units; we continued with this design in 2020. In our view, placing two-thirds of the ongoing long-term incentive weighting in equity and two-thirds in performance-based vehicles appropriately aligns our participants with stockholder interests and supports our strong pay for performance philosophy.

Interpublic Group 2021 Proxy Statement	35

Compensation Discussion & Analysis

The table below provides an overview of the long-term incentive vehicles granted to the NEOs as part of their ongoing LTI targets. Each of the long-term incentive vehicles employed is designed with unique characteristics that, when viewed in total, balance the need to incentivize executive performance and promote the retention of the executives, as well as provide them with clarity as to how and when the awards can be earned.

2020 ONGOING LONG-TERM INCENTIVE AWARD
FINANCIAL METRIC	PERFORMANCE SHARES	PERFORMANCE CASH	RESTRICTED STOCK UNITS
VESTING DATE	3rd Anniversary of Grant Date
PERFORMANCE PERIOD	3 Years (2020 - 2022)	2 Years (2020 - 2021)	n.a.
FINANCIAL METRICS	OG % (30%) OIBIA Margin % (70%)		n.a.
PAYOUT RANGE	0% - 200%		# of shares earned is fixed at the time of grant; equal to the # of shares granted

PERFORMANCE-BASED SHARES

Performance Period and Vesting

In 2020, each NEO was granted performance-based share awards subject to a three-year performance period beginning on January 1, 2020 and ending on December 31, 2022. Earned shares will vest on February 28, 2023, provided that the executive remains employed at that time. The Compensation Committee set three-year cumulative performance goals for IPG Corporate at the start of the performance period. The Company does not disclose these performance goals, because their disclosure would provide insights to competitors that could cause us competitive harm. At the time the performance goals were established at its February 2020 meeting, the Compensation Committee and management considered the performance goals difficult but achievable and appropriate for the current economic environment.

Performance Metrics

Performance-based share awards for all NEOs, excluding Mr. Carroll, are tied solely to the achievement of cumulative OG (weighted 30%) and OIBIA Margin (weighted 70%) performance goals set for the Company as a whole. Performance-based share awards for Mr. Carroll are tied to the achievement of the foregoing performance metrics and achieved performance versus cumulative OG and OIBIA Margin performance targets for the portion of the portfolio for which he has oversight. Three-year performance goals are not set for our business units. As a result, the portion of Mr. Carroll’s performance-based share award that is tied to a business unit is tied to the achievement of that unit’s approved two-year performance goals.

Potential Payouts

Under the terms of the awards, the actual value, if any, that the executive would ultimately receive depends on the extent to which the cumulative performance objectives are achieved at the end of the performance period.

The number of performance shares that may be earned at the end of the performance period may vary from 0% to 200% of the target amount, based on multi-year performance against performance goals. Dividends or dividend equivalents do not accrue during the vesting period.

PERFORMANCE-BASED CASH

Performance Period and Vesting

In 2020, each NEO was awarded performance cash awards subject to a two-year performance period beginning on January 1, 2020 and ending on December 31, 2021, with a subsequent additional service-based vesting period beginning on January 1, 2022 and ending on February 28, 2023. The Compensation Committee set two–year cumulative performance goals at the start of the performance period. The Company does not disclose these performance goals, because their disclosure would provide insights to competitors that could cause us competitive harm. At the time the performance goals were established at its February 2020 meeting, the Compensation Committee and management considered the target performance goals difficult but achievable, while appropriate for the current economic environment.

Performance Metrics

Performance-based cash awards awarded to all NEOs, excluding Mr. Carroll, are tied solely to the achievement of cumulative OG (weighted 30%) and OIBIA Margin (weighted 70%) performance goals set for the Company as a whole. Performance-based cash awards for Mr. Carroll are tied to the achievement of the foregoing performance metrics and achieved performance versus cumulative OG and OIBIA Margin performance targets for the portion of the portfolio for which he has oversight.

36	Interpublic Group 2021 Proxy Statement

Compensation Discussion & Analysis

Potential Payouts

Under the terms of the awards, the actual value, if any, that the executive would ultimately receive depends on the extent to which the cumulative performance objectives are achieved at the end of the performance period.

The amount of cash earned at the end of the performance period may vary from 0% to 200% of the target amount based on multi-year performance against performance goals. Any cash amount earned is subject to an additional one-year vesting period.

RESTRICTED STOCK UNITS

Restricted stock units serve primarily as a retention and motivational vehicle, which is directly linked to stock price performance. Restricted stock unit awards vest on the third anniversary of the grant date. Dividend equivalents accrue on all outstanding stock units on a quarterly basis. The restricted stock units and dividend equivalents are subject to forfeiture if the executive leaves IPG before the restrictions expire. The Company believes that these vesting provisions promote a long-term focus and provide a strong retention incentive.

ADDITIONAL RESTRICTED CASH AWARDS

In addition to the grants issued as part of the ongoing long-term incentive award, in February 2020, the Compensation Committee approved restricted cash awards for all NEOs, excluding IPG’s Chairman & CEO. These awards were issued along with all ongoing LTI targets on February 28, 2020 and are scheduled to vest on the 2nd anniversary of their award date.

In total, for 2020 the Compensation Committee approved following long-term incentive (LTI) award values for each NEO:

NAME	ONGOING TARGET LTI AWARD VALUE	PERFORMANCE SHARES [1]	PERFORMANCE CASH	RESTRICTED STOCK UNITS [1]	ADDITIONAL RESTRICTED CASH AWARD VALUE
	(value of A+B+C)	1/3 of Total Target	1/3 of Total Target	1/3 of Total Target
		(A)	(B)	(C)
MICHAEL ROTH	$11,000,000	$3,666,667 (174,478 target shares)	$3,666,666	$3,666,667 (174,478 units)	$0
PHILIPPE KRAKOWSKY	$3,500,000	$1,166,667 (55,515 target shares)	$1,166,666	$1,166,667 (55,515 units)	$2,000,000
ELLEN JOHNSON	$1,500,000	$500,000 (23,792 target shares)	$500,000	$500,000 (23,792 units)	$500,000
ANDREW BONZANI	$1,750,000	$583,334 (27,757 target shares)	$583,333	$583,333 (27,757 units)	$600,000
CHRISTOPHER CARROLL	$600,000	$200,000 (9,516 target shares)	$200,000	$200,000 (9,517 units)	$200,000

1.

The number of target shares/units was determined by dividing the target value by the average of the high and low stock price on the date of grant ($21.015 on February 28, 2020) and rounding down to the nearest whole share .. For performance awards, the grant-date fair values estimated in accordance with ASC 718 and reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table are lower than the values reported in this table since dividends and dividend equivalents are not paid or accrued during the vesting period.

In 2020, as in prior years, ongoing long-term incentive awards were made on the final trading day of February. This allowed for synchronized communication of annual and long-term incentives with each executive, which enforces the concept of total compensation.

At its February 2020 meeting, the Compensation Committee determined the long-term incentive awards under the 2019 PIP, defined as an expected dollar value, for the Chairman & CEO. In addition, after considering recommendations from the Chairman & CEO, the Compensation Committee approved the long-term incentive targets, and any applicable restricted cash award values for the other NEOs. The Chairman & CEO’s long-term incentives were then reviewed and approved by the full Board.

The value of the ongoing long-term incentive awards are assessed by the Compensation Committee as part of the total compensation review for senior executives including the NEOs. This review includes an evaluation and assessment of pay history, absolute and relative performance, and expected future performance.

Interpublic Group 2021 Proxy Statement	37

Compensation Discussion & Analysis

LONG-TERM INCENTIVE AWARDS WITH PERFORMANCE PERIODS ENDING IN 2020

On February 28, 2018, the Compensation Committee granted performance share awards under the 2014 Performance Incentive Plan. The performance cycle for the performance share awards was 3 years, beginning on January 1, 2018 and ending on December 31, 2020. On February 28, 2019, the Compensation Committee awarded performance cash awards under the 2014 Performance Incentive Plan. The performance cycle for the performance cash awards was 2 years, beginning on

January 1, 2019 and ending on December 31, 2020. Both performance awards were tied to the Cumulative OG (weighted 30%) and OIBI Margin (weighted 70%) of IPG over the applicable performance period.

2018-2020 and 2019-2020 Financial Performance versus Goals

	Performance Shares 2018-2020		Performance Cash 2019-2020
FINANCIAL GOALS	TARGET	ACTUAL	TARGET	ACTUAL
OG %	2.9%	1.3%	2.7%	-0.7%
OIBI %	17.2%	17.0%	17.5%	17.4%

Based on these results, each of the NEOs earned a performance rating of 90.1% for their performance share awards and 68.3% of target for performance cash.

Amounts Earned for Long-term Incentive Awards with Performance Periods Ending in 2020

	2018-2020 Performance Shares			2019-2020 Performance Cash
Name	Target ($)	Target (#)	Actual (#)	Target ($)	Actual ($)
MICHAEL ROTH	$3,500,000	148,054	133,396	$3,666,666	$2,504,333
PHILIPPE KRAKOWSKY [1]	$1,000,000	42,300	57,887	$1,000,000	$1,004,500
ELLEN JOHNSON [1]	$200,000	8,460	11,577	$200,000	$200,900
ANDREW BONZANI	$416,667	17,625	15,880	$583,333	$398,416
CHRISTOPHER CARROLL [1]	$200,000	8,460	7,776	$200,000	$133,900
1.

The 2018 Performance share and 2019 Performance cash awards issued to Mr. Krakowsky, Ms. Johnson and Mr. Carroll were based on a portion of IPG Corporate’s performance and a portion of the performance tied to the network which they had oversight of during the performance periods.

2021 COMPENSATION DECISIONS REGARDING THE CEO SUCCESSION

As part of Mr. Roth’s transition to Executive Chairman and Mr. Krakowsky’s promotion to CEO (both effective January 1, 2021), in December 2020, the Compensation Committee approved the following changes to their target compensation for 2021:

•	Base Salary: from $1,800,000 to $1,000,000 for Mr. Roth and from $1,400,000 to $1,500,000 for Mr. Krakowsky

•	Annual Incentive Target: from 300% to 200% for Mr. Roth and from 175% to 200% for Mr. Krakowsky

•	Ongoing long-term Incentive Target: from $11,000,000 to $3,000,000 for Mr. Roth and from $3,500,000 to $7,500,000 for Mr. Krakowsky
•	One-time Promotional Long-term Incentive Award: 250,000 stock options for Mr. Krakowsky

In addition to the changes to target compensation, effective January 2021, Michael Roth’s share ownership guideline decreased from 6x to 2x base salaries to align with all other NEOs, while Mr. Krakowsky’s share ownership guideline increased from 2x to 6x base salary.

38	Interpublic Group 2021 Proxy Statement

Compensation Discussion & Analysis

ADDITIONAL COMPENSATION INFORMATION

COMPENSATION PHILOSOPHY AND BASIC PRINCIPLES

OUR COMPENSATION PHILOSOPHY REMAINS TO PROVIDE A PERFORMANCE-BASED, MARKET-COMPETITIVE TOTAL COMPENSATION PROGRAM THAT:
• Supports our talent needs and business objectives
• Ties a significant portion of pay to sustaining and improving operational performance to enhance stockholder value
• Aligns with the interests of our stockholders

Our success continues to depend on our ability to attract, motivate and retain a diverse group of talented individuals throughout our organization – who will enable us to deliver the best and most contemporary marketing solutions to drive our clients’ businesses. Talent is our Company’s most vital asset, which is why it represents our most significant expense. We must continue to ensure that the investments we make in our key people are disciplined and designed to drive results. To this end, our compensation programs are guided by the following basic principles:

•	Our compensation programs will be balanced and are intended to treat all stakeholders equitably.

•	Our compensation programs will include four major elements: base salary, performance-based annual cash incentives, performance and time-based long-term incentives, retirement and other benefit programs. It bears noting that, outside of the Charitable Matching Program, which is capped at $20,000 per executive per year, company-paid perquisites are not offered to our most senior executives.

•	Our fixed and performance-based compensation will target our competitive market for talent. Actual financial and individual performance may result in total earned compensation that is above or below target for certain individuals.

•	Our competitive market for executive leadership includes companies with similar talent requirements; these companies are captured in our compensation peer group, which is reviewed annually prior to inclusion in the Proxy statement.
•	All individual pay decisions will consider the competitive market data and will be based on an executive’s performance against financial and individual objectives, as well as contributions and skills identified in our annual Leadership Talent and Succession Plan Review (“Talent Review”) process. Exceptional performance against these measures may result in pay levels exceeding the competitive market for certain executives who deliver outstanding results.

•	We will strive to design incentive programs that are aligned with our short and long-term operating goals and can be responsive to unique market requirements. Target performance levels will be set to be challenging but achievable while maximum performance levels will represent stretch goals. These incentive programs will provide market competitive levels for achievement of target results while also allowing for meaningful and appropriate rewards for superior results, encouraging executives to make carefully considered decisions to drive said superior performance, while discouraging excessive or unjustified risks.

•	Senior Executives and Non-Management Directors are required to meet stock ownership guidelines.

•	If warranted, clawback policies would be vigorously enforced.

•	The communication and implementation of our compensation programs will be clear, specific and transparent.

Interpublic Group 2021 Proxy Statement	39

Compensation Discussion & Analysis

HOW COMPENSATION DECISIONS ARE MADE

ROLE OF EXECUTIVE OFFICERS AND MANAGEMENT IN 2020 COMPENSATION DECISIONS

For 2020, the Compensation Committee made all pay decisions related to the NEOs with input from IPG’S current Executive Chairman, Michael Roth and IPG’s current CEO, Philippe Krakowsky. The Executive Chairman and the CEO did not participate in the Compensation Committee’s deliberations or decisions with regard to their own compensation.

At the Compensation Committee’s request, the Executive Chairman and the CEO presented individual pay recommendations to the Compensation Committee for the CFO, the other NEOs and other executives whose compensation arrangements are subject to the Compensation Committee’s review. The pay recommendations for such executives were informed by assessments of individual contributions to the Company’s financial performance, achievement of specified performance or strategic objectives, results of our annual Talent Review process, as well as competitive pay data and other factors. The Compensation Committee then considered these recommendations with the assistance of its independent consultant.

The Executive Chairman, the CEO, the EVP and General Counsel, and the SVP of Global Executive Compensation & Benefits all attended Compensation Committee meetings, but were not present for the Compensation Committee’s executive sessions, or for any discussion regarding their own compensation. Other senior executives, as appropriate to the topic, were asked to attend Compensation Committee meetings to provide relevant information or advice, but they also did not attend executive sessions, or any discussion of their own compensation.

ROLE OF INDEPENDENT CONSULTANT

In 2020, the Compensation Committee again retained the services of an external independent executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to work for the Compensation Committee in its review of executive and

Non-Management Director compensation practices including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations.

The Compensation Committee has the final authority to hire and terminate the consultant, and the Compensation Committee evaluates the consultant’s performance annually. In accordance with regulatory requirements, the Compensation Committee annually assesses the independence of Meridian and, in 2020, the Compensation Committee concluded that no conflict of interest exists that would prevent Meridian from independently advising the Compensation Committee. Meridian does not provide any consulting advice to IPG, or any of its subsidiaries, outside the scope of executive compensation and will not do so without the prior consent of the Compensation Committee chairperson. Meridian often meets with the Compensation Committee chairperson and the other members of the Compensation Committee outside the presence of management.

ROLE OF THE COMPENSATION AND LEADERSHIP TALENT COMMITTEE

The Compensation Committee is responsible for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy, as well as approving compensation awarded to senior corporate and operating executives, including the NEOs. Among its duties, in 2020, the Compensation Committee was responsible for formulating the compensation recommendations for our Executive Chairman and our CEO and approving all compensation recommendations for select senior executives including the other NEOs. Following review and discussion, the Compensation Committee submitted its recommendations for the compensation of the Executive Chairman and CEO to the Non-Management Directors for approval. The Compensation Committee is supported in its work by the current CEO, the Global Executive Compensation team and an independent executive compensation consultant as described above.

40	Interpublic Group 2021 Proxy Statement

Compensation Discussion & Analysis

The Compensation Committee’s charter, which sets out its duties and responsibilities and addresses other matters, is reviewed annually and can be found on our website at www.interpublic.com.

ROLE OF STOCKHOLDER SAY-ON-PAY VOTES

We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At our 2020 annual meeting of stockholders, a substantial majority of the votes (91.05%) cast at that meeting voted in favor of the say-on-pay proposal. The Compensation Committee believes this affirms stockholders’ support of our approach to executive compensation. The Compensation Committee welcomes feedback and dialogue with stockholders and will continue to consider the outcome of the Company’s say-on-pay votes and evolving best practices in this area when making future compensation decisions for the NEOs.

SETTING COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS

The Compensation Committee reviews and assesses the total compensation of each NEO on an annual basis. Material changes in compensation typically occur only based on performance, in response to significant changes in an individual’s responsibility, due to changes in market conditions, or in limited circumstances when the Company is at risk of losing a highly talented and valued employee.

Compensation decisions are made based on the following information:

•	External Market Analysis: The Compensation Committee annually conducts a review of competitive market compensation for each NEO. The Compensation Committee’s independent consultant performs this review after the Compensation Committee has approved the peer companies to be used for the study. The Compensation Committee targets the competitive market for talent for both fixed and total target compensation.

•	Internal Equity: When making pay decisions, the Compensation Committee also takes into account internal equity. The company has established comparability guidelines based on an executive’s purview with regard to revenue, operating income, geographic scope, and job complexity.

•	Individual Performance and Talent Assessment: The Compensation Committee’s decision-making is also informed by the Company’s Talent Review process. The Compensation Committee participates in this annual review with the full participation of the Board of Directors. This Board-level review includes a discussion of each of the NEOs, their future career path and successors, as well as succession plans for IPG’s Chairman & CEO. These reviews inform pay decisions by providing an in-depth look at the NEOs, their responsibilities, relative contributions and future potential, as well as their relative compensation.

•	Other factors: Additional factors, such as scarce skills, leadership skills, long-term potential and key client relationships are also taken into consideration when reviewing compensation.

Interpublic Group 2021 Proxy Statement	41

Compensation Discussion & Analysis

USE OF COMPETITIVE DATA FOR COMPENSATION REVIEWS

THE MARKET FOR TALENT

To ensure that our compensation programs reflect best practices, as well as to maintain competitive compensation program designs and levels, the Compensation Committee considers market data and compensation ranges of our peer group. In 2013, the Compensation Committee approved a single peer group that reflects both talent peers as well as industry peers. Minor changes were made to this Peer Group as part of the 2019 annual review of compensation due to recent Mergers and Acquisition activity (detailed below). The Compensation Committee continues to believe that this Peer Group is appropriate.

In December of 2019, Meridian conducted its annual market review to assess the competitiveness of each NEO’s target total compensation (consisting of base salary, target annual incentive and target long-term incentives). Compensation data were analyzed for comparable positions at the 2019 Compensation Peer Group (detailed below) as well as size-relevant data from several published survey sources. Meridian compared each NEO based on his or her title and described roles and responsibilities.

Using the size-adjusted data, the 2019 study concluded that our NEOs, in aggregate, were positioned near the median of the market for target total compensation. The Compensation Committee utilized this information, as well as other incumbent-specific factors, to determine whether any pay adjustments were warranted for 2020.

We believe that the peer group contains a good representation of IPG’s industry competitors and size-relevant, talent-focused comparators. The Compensation Committee annually reviews the validity of the peer group and for 2019, removed Time Warner since it was acquired and removed Dun & Bradstreet, which was taken private. These were replaced with Fox Corporation and Accenture. The final peer group included:

2019 COMPARATOR GROUP (used to inform 2020 compensation decisions)
Accenture	IAC/InterActivCorp	Sirius XM Holdings Inc.
Activision Blizzard, Inc.	Lions Gate Entertainment Corp.	TEGNA, Inc.
CBS Corporation	Meredith Corporation	Thomson-Reuters Corporation
Discovery Inc.	News Corporation	Viacom Inc.
eBay Inc.	Nielsen Holdings plc	WPP plc
Electronic Arts Inc.	Omnicom Group Inc.
Fox Corporation	Publicis Groupe SA
Gannett Co., Inc.	Quarate Retail Group Inc.

The median revenue in 2019 for these peer companies was approximately $9.8b as compared to IPG’s 2018 revenue of $8.6b.

RETIREMENT BENEFITS

PURPOSE

The Company views retirement benefits as a key component of our executive compensation program because they encourage and reward long-term service. Therefore, we offer our NEOs and other employees a comprehensive benefits program that provides the opportunity to accumulate retirement income.

PROGRAM DESCRIPTIONS

Our retirement programs include the Company’s qualified 401(k) savings plan, the Capital Accumulation Plan (“CAP”), the Senior Executive Retirement Income Plan (“SERIP”) and Executive Special Benefit Agreement (“ESBA”).

The Company’s 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all U.S.-based employees, including the NEOs, are able to contribute compensation on a before-tax basis, subject to dollar limits prescribed by federal tax laws. For employees with less than 10 years of service, the Company matches 50% of the first 6% of compensation contributed. For employees with 10 or more years of service, the Company matches 75% of the first 6% of compensation that is contributed. The Company’s 401(k) savings plan allows for pre-tax, Roth 401(k) or a combination of both up to limits prescribed by federal tax laws. The match applies to the total amount contributed on both a before- and after-tax basis.

42	Interpublic Group 2021 Proxy Statement

Compensation Discussion & Analysis

The CAP plan provides participants with an annual dollar credit to an interest-bearing account. Under the terms of the CAP, interest is credited on December 31st of each year at an interest rate equal to the closing 10-year U.S. Treasury yield on the last business day of the immediately preceding calendar year. For a more detailed description of the CAP, see “Nonqualified Deferred Compensation Arrangements—the IPG Capital Accumulation Plan” on page 56. All NEOs participate in CAP at the levels described on page 56.

The SERIP provides a defined annual annuity to selected executives for a 15-year period following retirement upon satisfying specific vesting provisions. Participation is limited to a select group of very senior executives and requires Compensation Committee approval. Mr. Roth is the only NEO who participates in the SERIP, and he no longer accumulates pay or service credit in the plan as his future benefit is fully vested. For a more detailed description of the SERIP, see “Pension Arrangements—the IPG Senior Executive Retirement Income Plan” on page 55.

The ESBA, which is currently frozen to new participants, also provides a defined annual annuity to selected executives for a 15-year period following retirement upon satisfying specific vesting provisions. Mr. Krakowsky is the only NEO who participates in the ESBA, and Mr. Krakowsky no longer accumulates pay or service credit in the plan as his future benefit is fully vested. For a more detailed description of the ESBA please refer to page 55.

BENEFITS REVIEW AND DECISION PROCESS

As part of its competitive pay review, the independent consultant periodically provides the Compensation Committee with a comparison of IPG’s retirement benefits programs to those of a sample of competing companies.

This retirement benefits program review is conducted in the context of total compensation, and the review considers compensation and benefits in total.

Decisions regarding new or enhanced participation in these programs, other than 401(k), are made after considering the total compensation as one component to a total pay discussion. For a number of the NEOs, retirement and other benefits are the subject of individual employment agreements (which are described in greater detail beginning on page 58, under the heading “Employment Agreements” and which give IPG the ability to increase, but not decrease, the specific benefit).

On a case-by-case basis, the Compensation Committee and the Management Human Resources Committee (MHRC) – to which the Compensation Committee delegates certain responsibilities and consists of IPG’s Chairman & CEO, the EVP, Chief Operating Officer, the EVP, CFO, and the EVP and General Counsel– consider the appropriateness of CAP and SERIP participation and benefits, with all such decisions for NEOs made solely by the Compensation Committee. In making recommendations to the Compensation Committee or MHRC, the Company considers an individual’s role, level in the organization, total compensation level, performance, length of service, and other factors. When making determinations to issue additional CAP and SERIP awards, the Company also considers an individual’s current retirement positioning, including all forms of accrued qualified and non-qualified retirement benefits previously awarded or earned and the maximum value of the individual’s eligible Company match in the 401(k) savings plan or if not a participant for any year it assumes the executive contributed the maximum amount permitted to the plan.

SEVERANCE AND CHANGE OF CONTROL BENEFITS

In order to provide market-competitive total compensation packages to our executive officers, as well as to ensure the ongoing retention of these individuals in the event of potential takeovers that would create uncertainty as to their future employment, the Company offers severance and change of control benefits upon the occurrence of several specified events.

The NEOs may receive severance benefits from the Company under the terms of their employment agreements (described in greater detail beginning on page 58 under the heading “Employment Agreements”), the Company’s Executive Severance Plan and/or change of control agreements, depending on the circumstances of a potential termination.

Under the 2019 PIP, if a Change of Control occurs in the first quarter, NEOs receive an accelerated and prorated payout at target of their annual incentive. If a Change of Control occurs after the first quarter, NEOs receive a fully accelerated payout at target of their annual incentives. Upon a Change of Control, NEOs outstanding long-term incentives would not be vested unless the NEO incurred a Qualifying Termination (upon which vesting is accelerated). Under our change of control agreements, individuals are eligible for enhanced severance benefits, contingent on a Change of Control being followed by a Qualifying Termination.

Interpublic Group 2021 Proxy Statement	43

Compensation Discussion & Analysis

SHARE OWNERSHIP GUIDELINES (SOGs)

We have adopted share ownership guidelines for Non-Management Directors, NEOs and other senior executives. The purpose of these SOGs is to:

•	More closely align the financial interests of executives and Non-Management Directors with our stockholders.

•	Communicate the commitment and personal investment of executives and directors in the Company.

•	The SOGs also prohibit both transactions involving derivatives that are designed to hedge against the market risk associated with ownership of IPG shares and the pledging of IPG shares as security or collateral for any obligation.

The SOGs are expressed as multiples of base salary. NEOs and other applicable senior executives must satisfy the SOG requirements within a maximum of five years from the date at which he or she joins the Company or is promoted into a position to which the guidelines apply. Those executives who have not met their established requirement level in the time allotted will be required to hold all net after-tax shares delivered upon the settlement of equity awards until such requirements are met.

NAME	2020 SHARE OWNERSHIP GUIDELINE as multiple of base salary	2020 COMPLIANCE WITH SHARE OWNERSHIP GUIDELINES
MICHAEL ROTH [1]	6x	Yes
PHILIPPE KRAKOWSKY [2]	2x	Yes
ELLEN JOHNSON [3]	2x	In Progress
ANDREW BONZANI	2x	Yes
CHRISTOPHER CARROLL	2x	Yes

1.	Effective January 2021, as part of his transition to Executive Chairman, Michael Roth’s share ownership guideline decreased from 6x to 2x base salary.
2.	Effective January 2021, as part of his promotion to CEO, Philippe Krakowsky’s share ownership guideline increased from 2x to 6x base salary.
3.	Ms. Johnson’s target was increased from 0.75x to 2x base salary in 2019. Due to this change, she has until 2022 to meet her SOG requirement.

The Compensation Committee annually reviews the levels of stock ownership against the SOG levels applicable to the NEOs and other senior executives. As of December 31, 2020, all NEOs who were required to have met their SOG requirements had either met or exceeded such requirements (Mr. Roth’s ownership was 288% of his SOG requirement while the average ownership for all other NEOs who were required to have met their SOG requirements in 2020 was approximately 184% of their requirements, on average).

TAX AND ACCOUNTING IMPLICATIONS

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Each year, the Compensation Committee reviews and considers the deductibility of compensation paid to our NEOs.

Section 162(m) of the Code generally imposes a $1 million deduction limitation on compensation paid to certain executive officers of a publically held corporation during the year. The executive officers to whom Code Section 162(m) deduction limit applies include the Company’s Chief Executive Officer and Chief Financial Officer, the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer), and any such individual who was a “covered employee” for any year after 2016. The Compensation Committee reserves the right to approve compensation that is not deductible in order to ensure competitive levels of total compensation for our NEOs.

NON-QUALIFIED DEFERRED COMPENSATION

Most of the Company’s deferred compensation and nonqualified retirement benefit arrangements, including most of the Company’s severance arrangements, are subject to Section 409A of the Internal Revenue Code, which provides that nonqualified deferred compensation plans follow certain rules on the timing and form of payments. Noncompliance with these rules could result in adverse tax consequences for the executives. The Company has made significant efforts to ensure that affected arrangements comply with these requirements.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for stock-based payments, including its grants of stock options, restricted shares and performance shares, in accordance with the requirements of FASB ASC Topic 718.

44	Interpublic Group 2021 Proxy Statement

Compensation Discussion & Analysis

COMPENSATION RISK

The Company regularly reviews its compensation policies and practices, including any risks that may be inherent in the design of the Company’s compensation plans. In early 2020, the Company reviewed the results of its annual risk assessment process and the resulting analysis with the Compensation Committee, which concluded that the compensation plans reflect the appropriate compensation goals and philosophy and any risk arising from the Company’s compensation policies and practices was not deemed likely to have a material adverse impact on the Company’s performance or financial results.

COMPENSATION RECOVERY IN THE EVENT OF A FINANCIAL RESTATEMENT

The Company has adopted a “clawback” policy which provides that in the event of a significant restatement of financial results due to fraud or misconduct, the Company will determine whether a senior executive received an incentive award that would have been less if the award was calculated based on such restated financial results (“Excess Compensation”). The Board of Directors will, to the full extent permitted by governing law, seek to recoup for the benefit of the Company Excess Compensation paid to a senior executive whose fraud or misconduct, as determined by the

Board of Directors, resulted in such restatement. For purposes of this policy, the term “senior executives” means “executive officers” as defined under the Securities Exchange Act of 1934, as amended, and the term “bonuses” means awards under The Interpublic Group of Companies, Inc. 2014 Performance Incentive Plan or any equivalent incentive plan which supersedes such plan, including, among other awards, annual incentives, stock options, performance cash and performance shares.

Interpublic Group 2021 Proxy Statement	45

COMPENSATION AND LEADERSHIP TALENT COMMITTEE REPORT

Among its duties, the Compensation and Leadership Talent Committee is responsible for reviewing and discussing with the Company’s management the Compensation Discussion & Analysis included in this Proxy Statement for the Annual Meeting (the “CD&A”). Based on such a review and discussion, the Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

David M. Thomas, Chair

Dawn Hudson

Jonathan F. Miller

Patrick Q. Moore

E. Lee Wyatt Jr.

March 25, 2021

46	Interpublic Group 2021 Proxy Statement

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation paid by Interpublic to (i) Mr. Roth, who served as Interpublic’s principal executive officer during 2020, (ii) Ms. Johnson, who served as Interpublic’s principal financial officer in 2020 and (iii) each of the three most highly compensated executive officers of Interpublic, other than the principal executive officer and the principal financial officer (as determined based on total compensation in 2020, excluding the amount, if any, shown in the column headed Change in Pension Values and Nonqualified Deferred Compensation Earnings), who were serving as executive officers on December 31, 2020 (the “named executive officers”). In each instance, the compensation shown is for services rendered in all capacities for the years indicated. The employment agreements for the named executive officers are summarized beginning on page 58 under the heading “Employment Agreements.”

In the table below, please note:

1.

The amounts set forth in the “Bonus” column for year 2020, include (2) incremental bonuses for each named executive officer and, (ii) other than for Michael Roth, the vested amount of restricted cash awards, described in more detail in footnote 3; and

2.

The amounts set forth in the “Non-Equity Incentive Plan Compensation” column for each named executive officer are the sum of the payments made in respect of the executive’s (i) annual incentive awards and (ii) the vested amount of performance cash awards, described in more detail in footnote 4.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (2)	Bonus ($)(3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compen- sation ($) (6)	Total ($)
Michael Roth(1)	2020	1,560,000	6,814,513	1,204,800	6,887,200	67,295	382,295	16,916,103
Executive Chairman of the Board	2019	1,650,000	6,906,545	0	7,564,625	82,088	386,914	16,590,172
and Former Chief Executive Officer, IPG	2018	1,500,000	6,645,940	0	8,438,125	0	386,665	16,970,730
Philippe Krakowsky(1)	2020	1,260,000	2,168,226	2,088,000	2,885,200	266,263	186,323	8,854,012
Chief Executive Officer and Former	2019	1,250,000	1,883,559	1,500,000	3,334,063	331,871	187,442	8,486,935
EVP and Chief Operating Officer, IPG	2018	1,250,000	3,022,331	0	3,528,125	0	187,193	7,987,649
Ellen Johnson	2020	675,000	929,234	393,000	726,800	0	98,773	2,822,807
EVP and Chief Financial Officer, IPG	2019	625,000	376,678	100,000	722,125	0	100,705	1,924,508
	2018	625,000	379,758	0	825,625	0	96,943	1,927,326
Andrew Bonzani	2020	810,000	1,084,093	731,000	981,733	0	82,048	3,688,874
EVP and General Counsel, IPG	2019	875,000	1,098,744	750,000	1,170,313	0	83,242	3,977,299
	2018	800,000	791,162	0	1,214,063	0	83,068	2,888,293
Christopher Carroll	2020	562,500	371,683	130,000	485,500	0	66,187	1,615,870
SVP, Controller and Chief Accounting	2019	625,000	1,876,667	100,000	546,863	0	67,442	3,215,972
Officer, IPG, and Chief Financial Officer, DXTRA	2018	625,000	379,758	0	719,344	0	63,873	1,787,975

(1)	Effective January 1, 2021, Philippe Krakowsky became Chief Executive Officer of Interpublic and Michael Roth became Executive Chairman of the Board.

(2)

The amounts shown for each year is the aggregate grant date fair value of stock awards made to the executive during the year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated service-based forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 12 to Interpublic’s audited financial statements included in the 2020 Form 10-K. The grant date fair values of the performance share awards shown for each year in which such awards were granted were calculated assuming a “target” level of performance achievement. The following tables show the grant date fair values of performance share awards assuming achievement of the “target” performance level and “maximum” performance level.

Interpublic Group 2021 Proxy Statement	47

Executive Compensation

The amounts shown for each named executive officer consists solely of the grant date fair value of each executive’s performance share award for the performance period ending (i) for the 2020 Performance Share Award, on December 31, 2022, (ii) for the 2019 Performance Share Award, on December 31, 2021 and (iii) for the 2018 Performance Share Award, on December 31, 2020. The (i) 2020 Performance Share Award will vest on February 28, 2023, (ii) 2019 Performance Share Award will vest on February 28, 2022 and (iii) 2018 Performance Share Award vested on February 28, 2021, in each case, to the extent the performance criteria established for the awards are satisfied.

	2020 Performance Share Awards		2019 Performance Share Awards		2018 Performance Share Awards
Name	Target ($)	Maximum ($)	Target ($)	Maximum ($)	Target ($)	Maximum ($)

Mr. Roth	3,147,858	6,295,716	3,239,888	6,479,776	3,145,944	6,291,887

Mr. Krakowsky	1,001,578	2,003,156	883,575	1,767,149	2,022,359	4,044,718

Ms. Johnson	429,245	858,490	176,691	353,381	179,763	359,527

Mr. Bonzani	500,780	1,001,560	515,425	1,030,850	374,507	749,014

Mr. Carroll	171,684	343,368	176,691	353,381	176,763	359,527

(3)

The amounts shown above (i) for 2020, include the payment of incremental bonuses for 2020 made to each named executive officer in the amount of $1,204,800 for Mr. Roth, $588,800 for Mr. Krakowsky, $193,000 for Ms. Johnson, $231,600 for Mr. Bonzani and $130,000 for Mr Carroll, (ii) for 2020, includes the vesting of restricted cash award grants made to Mr. Krakowsky ($1,500,000), Ms. Johnson ($200,000) and Mr. Bonzani ($500,000) in February 2019 which vested in February 2021, and (iii) for 2019, includes the vesting of restricted cash award grants made to Messrs. Krakowsky ($1,500,000), Ms. Johnson ($100,000), Mr. Bonzani ($750,000) and Mr. Carroll ($100,000) in February 2018 which vested in February 2020.

(4)

The amounts shown above for each named executive officer are the sum of the payments made in respect of the executive’s (i) annual non-equity compensation awards and (ii) performance cash awards for the (A) 2018-2019 performance period, which vested on February 28, 2021 (B) 2017-2018 performance period, which vested on February 28, 2020 and (C) 2016-2017 performance period, which vested on February 28, 2019, in the respective amounts shown in the following table.

	2020 Non-Equity Incentive Plan Compensation		2019 Non-Equity Incentive Plan Compensation		2018 Non-Equity Incentive Plan Compensation
Name	Annual Incentive Award ($)	2018 Performance Cash Award ($)	Annual Incentive Award ($)	2017 Performance Cash Award ($)	Annual Incentive Award ($)	2016 Performance Cash Award ($)

Mr. Roth	2,995,200	3,892,000	5,000,000	2,564,625	5,800,000	2,638,125

Mr. Krakowsky	1,411,200	1,474,000	2,480,000	854,063	2,900,000	628,125

Ms. Johnson	432,000	294,800	600,000	122,125	700,000	125,625

Mr. Bonzani	518,400	463,333	865,000	305,313	900,000	314,063

Mr. Carroll	270,000	215,500	405,000	141,863	600,000	119,344

(5)

The amounts in this column for Mr. Roth reflect the change in the value of the benefits he is entitled to receive under the Senior Executive Retirement Income Plan, which is described in greater detail on page 55 under the heading “Pension Arrangements — The Interpublic Senior Executive Retirement Income Plan.”

The amounts in this column for Mr. Krakowsky reflect the change in the value of the benefits he is entitled to receive under his Executive Special Benefit Agreement, which is described in greater detail on page 55, under the heading “Pension Arrangements — Executive Special Benefit Agreement.”

Messrs. Bonzani and Carroll and Ms. Johnson do not participate in a pension plan nor do they have an Executive Special Benefit Agreement.

While each of the named executive officers participate in deferred compensation arrangements, as described in greater detail beginning on page 56, under the heading “Nonqualified Deferred Compensation Arrangements,” none received earnings on deferred compensation that was “above-market” or “preferential” as defined by SEC rules.

48	Interpublic Group 2021 Proxy Statement

Executive Compensation

(6)	The table below shows the components of the amounts shown in this column for 2020.

Name	Annual Dollar Credits under the Capital Accumulation Plan ($)(a)	Matching contributions under the Interpublic Savings Plan ($)	Premiums paid by Interpublic on group life insurance ($)	Perquisites and Other Personal Benefits ($)(b)	Total All Other Compensation ($)

Mr. Roth	350,000	12,825	234	19,236	382,295

Mr. Krakowsky	150,000	12,825	234	23,264	186,323

Ms. Johnson	75,000	12,825	234	10,714	98,773

Mr. Bonzani	50,000	8,550	234	23,264	82,048

Mr. Carroll	50,000	12,825	234	3,128	66,187

(a)	The Capital Accumulation Plan is described in greater detail on page 56 under the heading “Nonqualified Deferred Compensation Arrangements — The Interpublic Capital Accumulation Plan.”

(b)	The “2020 Perquisites and Other Personal Benefits” table below lists the type and amount of each perquisite received by the named executive officers in 2020.

2020 Perquisites and Other Personal Benefits

The following table describes the amount of each perquisite and other personal benefit received by the named executive officers in 2020.

Name	Executive Dental Plan Coverage ($)	Charitable Matching Program(a) ($)
Mr. Roth	2,736	16,500
Mr. Krakowsky	3,264	20,000
Ms. Johnson	3,264	7,450
Mr. Bonzani	3,264	20,000
Mr. Carroll	3,128	0

(a)	The Charitable Matching Program is described in greater detail on page 22 under the heading “Non-Management Director Compensation.”

Interpublic Group 2021 Proxy Statement	49

Executive Compensation

GRANTS OF PLAN-BASED AWARDS

The following table provides information on grants of equity and non-equity plan based awards made in 2020 to the named executive officers. The awards are described in greater detail in the Compensation Discussion & Analysis, beginning on page 27.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Grant Date	Approval Date		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)

Michael Roth		2/13/2020	(1)	0	4,680,000	9,354,096

		2/13/2020	(2)	0	3,666,666	7,333,332

	2/28/2020	2/13/2020	(3)				0	174,478	348,956		3,147,858

	2/28/2020	2/13/2020	(4)							174,478	3,666,655

Philippe Krakowsky		2/13/2020	(1)	0	2,205,000	4,407,992

		2/13/2020	(2)	0	1,166,666	2,333,332

	2/28/2020	2/13/2020	(3)				0	55,515	111,030		1,001,578

	2/28/2020	2/13/2020	(4)							55,515	1,166,648

Ellen Johnson		2/13/2020	(1)	0	675,000	1,349,386

		2/13/2020	(2)	0	500,000	1,000,000

	2/28/2020	2/13/2020	(3)				0	23,792	47,584		429,245

	2/28/2020	2/13/2020	(4)				0			23,792	499,989

Andrew Bonzani		2/13/2020	(1)	0	810,000	1,619,262

		2/13/2020	(2)	0	583,333	1,166,666

	2/28/2020	2/13/2020	(3)				0	27,757	55,514		500,780

	2/28/2020	2/13/2020	(4)							27,757	583,313

Christopher Carroll		2/13/2020	(1)	0	421,875	843,366

		2/13/2020	(2)	0	200,000	400,000

	2/28/2020	2/13/2020	(3)				0	7,137	14,274		128,763

	2/28/2020	2/13/2020	(5)				0	2,379	4,758		42,921

	2/28/2020	2/13/2020	(4)							9,517	200,000

(1)

Reflects the potential payout in cash that the executive was entitled to earn for calendar year 2020 pursuant to an annual incentive award made in 2020 under the 2019 PIP as described in greater detail on page 34, under the heading “Compensation Discussion & Analysis — Annual Incentives.” The actual amounts paid are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)

Reflects potential payout that the executive is entitled to earn pursuant to a long-term performance cash award made in 2020 under the 2019 PIP. As described in greater detail on page 35, under the heading “Compensation Discussion & Analysis — Long-term Incentives,” depending on the actual level of performance relative to goals over a two-year performance period, an individual will be entitled to receive a payout ranging from 0% to 200% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award and will be settled entirely in cash.

(3)

Reflects potential payout in shares of Common Stock that the executive is entitled to earn pursuant to a performance share award made in 2020 under the 2019 PIP. As described in greater detail on page 35, under the heading “Compensation Discussion & Analysis — Long-term Incentives,” depending on the actual level of performance relative to goals over a three-year performance period, an individual will be entitled to receive a payout ranging from 0% to 200% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award.

(4)

Reflects the number of shares under restricted stock unit award grants made under the 2019 PIP. As described in greater detail on page 35, under the heading “Compensation Discussion & Analysis — Long-term Incentives,” these shares are credited with quarterly cash dividends, when and as declared by the Board of Directors on the Common Stock. All of the shares of restricted stock, and any cash dividends paid on the restricted stock, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date.

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(5)

Reflects potential payout in shares of Common Stock that Mr. Carroll is entitled to earn pursuant to a performance share award made in 2020 under the 2019 PIP. As described in greater detail on page 35, under the heading “Compensation Discussion & Analysis — Long-term Incentives,” depending on the actual level of performance of DXTRA relative to goals over a two-year performance period, Mr. Carroll will be entitled to receive a payout ranging from 0% to 200% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award.

(6)

Reflects the grant date fair value of the equity award disclosed in the adjacent column computed in accordance with FASB ASC Topic 718, excluding the effect of estimated service-based forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 12 to Interpublic’s audited financial statements included in the 2020 Form 10-K.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on outstanding equity awards, consisting of stock option awards and stock awards, held by the named executive officers as of December 31, 2020.

	Option Awards (1)			Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (10)

Michael Roth	628,019	12.77	2/28/2023	174,478	(2)	4,103,723	174,478	(8)	4,103,723

				160,151	(3)	3,766,752	160,151	(9)	3,766,752

				148,054	(4)	3,482,230

				133,396	(5)	3,137,474

Philippe Krakowsky				55,515	(2)	1,305,713	55,515	(8)	1,305,713

				43,677	(3)	1,027,283	43,676	(9)	1,027,260

				42,300	(4)	994,896

				57,887	(5)	1,361,502

Ellen Johnson				23,792	(2)	559,588	23,792	(8)	559,588

				8,735	(3)	205,447	8,734	(9)	205,424

				8,460	(4)	198,979

				11,577	(5)	272,291

Andrew Bonzani				27,757	(2)	652,845	27,757	(8)	652,845

				25,478	(3)	599,243	25,478	(9)	599,243

				17,625	(4)	414,540

				15,880	(5)	373,498

Christopher Carroll				19,655	(6)	462,286	9,516	(8)	223,816

				9,517	(2)	223,840	8,734	(9)	205,424

				54,596	(3)	1,284,098

				8,460	(4)	198,979

				7,776	(5)	182,892

(1)

All of the stock options have a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock on the grant date which, as established by the Compensation Committee, is the average of the high and low sales prices of the Common Stock as reported by the NYSE on the grant date.

(2)

Reflects the number of shares under restricted stock unit award grants (“Restricted Stock Unit Awards”) made under the 2019 PIP that will vest on February 28, 2023. All Restricted Stock Unit Awards are credited with quarterly dividends, when and as declared by the Board, on the Common Stock. All Restricted Stock Unit Awards, and any dividends paid on the restricted stock units, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date, other than for Mr. Roth who is entitled to proportional vesting of his awards upon his retirement.

(3)

Reflects the number of shares under Restricted Stock Unit Awards made under the 2014 PIP that will vest on February 28, 2022. All Restricted Stock Unit Awards are credited with applicable quarterly dividends on the Common Stock. All Restricted Stock Unit Awards, and any dividends paid on the restricted stock units, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date, other than for Mr. Roth who is entitled to proportional vesting of his awards upon his retirement.

(4)

Reflects the number of shares under Restricted Stock Unit Awards made under the 2014 PIP that vested on February 28, 2021. The awards remained subject to forfeiture had the employment of the award recipient terminated prior to the February 28, 2021 vesting date, which did not occur.

(5)

Represents the number of unvested shares of Common Stock that the named executive officer has earned under performance share awards granted in 2018, for which the performance ended on December 31, 2020. The awards remained subject to forfeiture had the employment of the award recipients terminated prior to the February 28, 2021 vesting date, which did not occur.

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(6)

Reflects the number of shares under a Restricted Stock Unit Award made under the 2014 PIP that will vest on February 28, 2024. All Restricted Stock Unit Awards are credited with applicable quarterly dividends on the Common Stock. All Restricted Stock Unit Awards, and any dividends paid on the restricted stock unit, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date.

(7)

The value shown is calculated by multiplying (i) the number of shares shown in the column headed “Number of Shares or Units of Stock That Have Not Vested” by (ii) the closing price of the Common Stock ($23.52), as reported by the NYSE on December 31, 2020.

(8)

Represents the “target” number of shares of Common Stock that the named executive officer would receive under a performance share award granted in 2020, for which the performance period will end on December 31, 2022. Any shares earned will remain subject to forfeiture if the employment of the award recipient terminates prior to February 28, 2023.

(9)

Represents the “target” number of shares of Common Stock that the named executive officer would receive under a performance share award granted in 2019, for which the performance period will end on December 31, 2021. Any shares earned will remain subject to forfeiture if the employment of the award recipient terminates prior to February 28, 2022.

(10)

The values shown in this column are calculated by multiplying (i) the number of shares shown in the column headed “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” by (ii) the closing price of the Common Stock ($23.52), as reported by the NYSE on December 31, 2020.

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OPTION EXERCISES AND STOCK VESTED

The following table provides information for 2020 on the number of shares of Common Stock acquired upon (i) the exercise of stock options and (ii) the vesting of performance share awards.

	Option Awards(1)		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Michael Roth	546,448	5,254,553	203,755	(2)	4,281,911	(4)

			108,035	(3)	2,540,444	(5)

Philippe Krakowsky	—	—	166,505	(2)	3,041,370	(4)

			66,878	(3)	1,572,636	(5)

Ellen Johnson	—	—	9,703	(2)	203,909	(4)

			5,144	(3)	120,961	(5)

Andrew Bonzani	—	—	24,256	(2)	509,740	(4)

			23,150	(3)	544,373	(5)

Christopher Carroll	—	—	11,362	(2)	238,772	(4)

			6,173	(3)	145,159	(5)

(1)	Represents the number of stock options exercised in 2020. The value realized on exercise is the amount by which the market price of the Common Stock received upon exercise exceeds the exercise price.

(2)

Represents of the total number of performance based shares which vested on February 28, 2020. For Mr. Krakowsky, it represents (i) 69,425 shares (valued at $1,458,966) which vested on February 28, 2020, and (ii) 97,080 shares (valued at $1,582,404) which vested on March 31, 2020.

(3)	Represents of the total number of shares of restricted stock which vested on February 28, 2020.

(4)

The value realized on the vesting of performance share awards is equal to the product of (i) the number of shares vested, multiplied by (ii) the average of the high and low price of the Common Stock, as reported by the NYSE, on the February 28, 2020 vesting date ($21.015) (“Common Stock Vesting Date Value”). For Mr. Krakowsky, the value realized on the vesting of the 97,080 shares which vested on March 31, 2020 is equal to the product of (i) the number of shares vested, multiplied by (ii) the average of the high and low price of the Common Stock, as reported by the NYSE, on the March 31, 2020 vesting date ($16.30).

(5)

As set forth in the table below, the value realized on the vesting of restricted stock awards is equal to the sum of (i) the product of (A) the number of shares vested, multiplied by (B) the Common Stock Vesting Date Value, (ii) plus the total amount of the accrued dividends from the applicable grant date of the restricted stock award through the February 2020 vesting date which, in accordance with the terms of the awards, are payable upon the vesting of the shares of restricted stock.

Name	Grant Date	Vesting Date	Market Price ($)	Number of Shares Acquired upon Vesting #	Market Value of Vested Shares ($)	Accrued Cash Dividend Released upon Vesting ($)	Value Realized upon Vesting ($)

Mr. Roth	2/29/2017	2/28/2020	21.015	108,035	2,270,356	270,088	2,540,444

Mr. Krakowsky	2/29/2017	2/28/2020	21.015	66,878	1,405,441	167,195	1,572,636

Ms. Johnson	2/29/2017	2/28/2020	21.015	5,144	108,101	12,860	120,961

Mr. Bonzani	2/29/2017	2/28/2020	21.015	23,150	486,497	57,876	544,373

Mr. Carroll	2/29/2017	2/28/2020	21.015	6,173	129,726	15,433	145,159

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PENSION ARRANGEMENTS

Executive Special Benefit Agreement

Mr. Krakowsky entered into an Executive Special Benefit Agreement (an “ESBA”) in 2002, which provides that if he retires, resigns or otherwise terminates employment with Interpublic after his 60th birthday, or his employment terminates due to death, Interpublic will pay him $245,000 per year for 15 years. At 58 years of age, Mr. Krakowsky is now entitled to receive, upon his retirement, resignation or termination from employment with Interpublic, between $215,600 and $245,000 per year for 15 years, depending upon his age at the time of his termination. If Mr. Krakowsky has a Qualifying Termination (as defined under the heading “Severance and Change of Control Benefits” on page 43), the amount of his annual ESBA benefit will be the amount that would have been payable if he had continued working for Interpublic through the end of his severance period.

If Mr. Krakowsky’s employment terminates within two years after a Change of Control (as defined under the heading “Severance and Change of Control Benefits” below) of Interpublic, his ESBA benefits would be paid in a lump sum, rather than installments. The amount of the lump sum would be the then-present value of the benefit described above, except that if Mr. Krakowsky’s termination is a Qualifying Termination, the lump-sum would be based on the then-present value of $245,000 per year for 15 years.

If Mr. Krakowsky dies before all required payments are made to him under these ESBAs, Interpublic would make the remaining payments to his beneficiaries.

The Interpublic Senior Executive Retirement Income Plan

Interpublic provides retirement benefits to certain U.S.-based senior executives of Interpublic and its subsidiaries under the Senior Executive Retirement Income Plan (“SERIP”). Of the named executive officers, only Mr. Roth participates in SERIP. Mr. Roth is entitled to receive an annual benefit of $110,000 for 15 years that is fully vested.

The SERIP provides monthly payments for 10 or 15 years beginning two years after a participant’s termination of employment.

The amount of each participant’s benefit is determined at the discretion of Interpublic, with approval from the Compensation Committee, and is set forth in a Participation Agreement entered into with the executive when the executive’s participation in the SERIP is approved; the Participation Agreement may be amended from time to time, including to increase (but not to decrease) the amount of the SERIP benefit. In general, the SERIP provides that 30% of a participant’s benefit becomes vested after three years of participation in the SERIP, and the vested percentage increases by 10% at the end of each of the next seven years. However, the Compensation Committee or its designee may approve an alternative vesting schedule on a case-by-case basis. If an executive breaches a non-competition or non-solicitation agreement, the executive’s entire benefit will be forfeited (even if the benefit had already vested). If a participant has a Qualifying Termination, the SERIP generally provides for continued vesting through the end of the participant’s severance period.

If a participant’s employment terminates within two years after a Change of Control, the participant’s vested SERIP benefit will be accelerated and paid in a lump sum, rather than installments. The amount of the lump sum would be based on the then-present value of the future payments, to the extent vested. In general, the vested percentage would be determined as described above, provided that if the termination is a Qualifying Termination and, as of December 31st of the year in which the Change of Control occurs, (i) the participant’s age is 55 or older and (ii) the participant is within two years of full vesting, the participant’s entire benefit under SERIP will be fully vested.

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Pension Benefits

The following table provides information on pension benefits held by the named executive officers as of December 31, 2020.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last Fiscal Year ($)

Michael Roth	SERIP	N/A	1,370,952	0

Philippe Krakowsky	ESBA	N/A	2,925,612	0

Ellen Johnson	—	—	—	—

Andrew Bonzani	—	—	—	—

Christopher Carroll	—	—	—	—

(1)

The calculation of the present value of accumulated benefit assumes a discount rate of 2.6%. No preretirement decrements were used in the calculation of present values. Contingent benefits arising from death, early retirement or other termination of employment were not valued.

(2)

For Mr. Krakowsky, the amount shown is the present value of the maximum benefit that he would be entitled to receive under his ESBA if his employment by Interpublic continues until he reaches age 60. The terms and conditions of the ESBA are described in greater detail on page 55 under the heading “Executive Special Benefit Agreement.”

NONQUALIFIED DEFERRED COMPENSATION ARRANGEMENTS

The Interpublic Capital Accumulation Plan

Interpublic maintains a Capital Accumulation Plan (“CAP”) under which senior management employees of Interpublic and its subsidiaries selected by the Management Human Resources Committee (“MHRC”) are entitled to receive deferred compensation benefits. Under the CAP, a participating employee receives annual credits of a specified dollar amount (a “dollar credit”) and interest each December 31st. The amount of each year’s interest credit is equal to the 10-year U.S. Treasury yield curve annual rate (also known as the “constant maturity rate”) as of the last business day of the immediately preceding calendar year. Each participant’s account balance becomes fully vested as to both prior and future dollar and interest credits when the participant has completed three years of participation in the CAP, except that all interest credits since the inception of the participant’s participation in the plan are subject to forfeiture if the participant breaches a non-competition or non-solicitation agreement. If a participant has a Qualifying Termination, the CAP provides for continued vesting through the end of the participant’s severance period and a special dollar credit equal to the dollar credits that would have been added to the participant’s account (based on the credit amount in effect at time of the Qualifying Termination) if such participant had continued working for Interpublic until the due date for such participant’s last severance payment. Any portion of a participant’s benefit that is not vested upon termination of employment (taking into account accelerated vesting upon a Qualifying Termination) will be forfeited.

If a participant has a Qualifying Termination within two years after a Change of Control, (i) the participant will become fully vested and (ii) the participant’s account will be credited with an amount equal to the dollar credits that would have been added to such participant’s account (based on the credit amount in effect at time of the Qualifying Termination) if such participant had continued working for Interpublic until the end of such participant’s severance period.

Each named executive officer is a participant in the CAP and for 2020 received the following annual dollar credit:

Name	Annual Dollar Credit ($)

Mr. Roth	350,000

Mr. Krakowsky	150,000

Ms. Johnson	75,000

Mr. Bonzani	50,000

Mr. Carroll	50,000

For 2020, each participant received an interest credit equal to 1.919% of such participant’s account balance as of December 31, 2020 (determined before the 2020 dollar credit was added). The CAP account balances are fully vested for each of the named executive officers.

In general, each participant’s vested account balance is payable in a lump sum two years after the termination of such participant’s employment with Interpublic and its subsidiaries. However, if the participant’s employment terminates within two years after a Change of Control, payment will be accelerated.

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Nonqualified Deferred Compensation

The following table provides information on non-qualified deferred compensation arrangements for the named executive officers as of December 31, 2020, which consist exclusively of benefits under the CAP.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($) (1)	Aggregate earnings in last FY ($) (2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (3)

Michael Roth	0	350,000	110,362	0	6,211,372

Philippe Krakowsky	0	150,000	19,800	0	1,201,602

Ellen Johnson	0	75,000	22,467	0	1,268,216

Andrew Bonzani	0	50,000	3,987	0	261,770

Christopher Carroll	0	50,000	15,911	0	895,028

(1)

The amounts shown as “Registrant contributions in last FY” are dollar credits that were added to the named executive officer’s CAP account as of December 31, 2020 and are included in the “All Other Compensation” column for 2020 of the “Summary Compensation Table” on page 47.

(2)

No earnings on deferred amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” for 2020, 2019 or 2018 because the interest credits under the CAP did not constitute “above-market” or “preferential” earnings as defined by SEC rules.

(3)

The aggregate balances shown in this column include the following dollar credits that were included in the “All Other Compensation” column of the “Summary Compensation Table” for each of 2019 and 2018 on page 47.

Name	2019 ($)	2018 ($)

Mr. Roth	350,000	350,000

Mr. Krakowsky	150,000	150,000

Ms. Johnson	75,000	75,000

Mr. Bonzani	50,000	50,000

Mr. Carroll	50,000	50,000

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EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements

Each of the named executive officers has an employment agreement with Interpublic. Each employment agreement includes provisions describing the named executive officer’s position and responsibilities, salary and eligibility for incentive compensation and other benefits and perquisites. Each agreement also includes covenants pursuant to which the named executive officer agrees not to divulge confidential information of Interpublic and its subsidiaries and agrees for a period of time after termination of employment to refrain from soliciting employees of Interpublic and its subsidiaries and from soliciting or handling the business of clients of Interpublic.

Annual Bonus - Each employment agreement provides for each named executive officer to receive an annual target bonus, with the actual award ranging between 0% and 200% of the target depending on Interpublic’s financial performance, individual performance, and management discretion.

Long-Term Incentive Awards - Each employment agreement also provides for participation in Interpublic’s performance-based long-term incentive programs. Each year’s awards may consist of stock options, restricted stock, performance-based share and cash awards or another form of incentive award at the sole discretion of the Compensation Committee.

Employment Agreement Base Salary and Incentive Compensation Information

The following table provides the annual salary, annual incentive target percentage and long-term incentive target award value for each named executive officer for 2020.

Name	Salary $	Annual Incentive Target %	Long-Term Incentive Target $

Michael Roth	1,800,000	300	11,000,000

Philippe Krakowsky	1,400,000	175	3,500,000

Ellen Johnson	750,000	100	1,500,000

Andrew Bonzani	900,000	100	1,750,000

Christopher Carroll	625,000	75	600,000

Michael I. Roth Employment Agreement

Mr. Roth’s employment agreement also provides that he be entitled to (i) participate in the CAP and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Roth’s employment is terminated involuntarily without Cause (as defined under the heading “Severance and Change of Control Benefits” below), his employment agreement provides for salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination. If Mr. Roth obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Roth in connection with his new employment for service before the end of the severance period.

After an involuntary termination without Cause, Mr. Roth will also be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. The subsidy for medical, dental and vision benefits would end if Mr. Roth accepts employment with another employer offering similar benefits. Mr. Roth may terminate his employment at any time by giving notice to Interpublic at least three months in advance.

Philippe Krakowsky Employment Agreement

Mr. Krakowsky’s employment agreement also provides that he be entitled to (i) participate in the CAP and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Krakowsky’s employment is terminated involuntarily without Cause, his employment agreement provides for salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination; provided that if Mr. Krakowsky obtains alternative employment before the end of

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the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Krakowsky in connection with his new employment for service before the end of the severance period.

Mr. Krakowsky is also eligible to receive a bonus for the year in which his employment is terminated. After an involuntary termination, Mr. Krakowsky would also be eligible to receive: (i) continued vesting of all restricted stock and options until the end of the severance period, (ii) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, (iii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period and (iv) a cash payment in lieu of continued life insurance for 12 months from the notice date. The subsidy for medical, dental and vision benefits would end if Mr. Krakowsky accepts employment with another employer offering similar benefits. Mr. Krakowsky may terminate his employment at any time by giving notice to Interpublic at least six months in advance.

Ellen Johnson Employment Agreement

Ms. Johnson’s employment agreement also provides that she be entitled to (i) participate in the CAP and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Ms. Johnson’s employment is terminated involuntarily without Cause, her employment agreement provides for payment of an amount equal to her base salary for 18 months at the rate in effect immediately prior to her date of termination. Ms. Johnson is also eligible to receive a bonus for the year in which her employment is terminated. After her termination date, Ms. Johnson will be eligible to receive (i) continued vesting of all long-term equity and cash incentive awards until the end of the severance period (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on her behalf to the Interpublic Savings Plan if she had continued participating in that plan until the end of the severance period. Ms. Johnson may terminate her employment at any time by giving notice to Interpublic at least 30 days in advance.

Andrew Bonzani Employment Agreement

Mr. Bonzani’s agreement also provides that he be entitled to participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

In the event of a Qualifying Termination, his employment agreement provides for severance pay under the Executive Severance Plan (described below), with a salary continuation period of 18 months.

Christopher Carroll Employment Agreement

Mr. Carroll’s employment agreement also provides that he be entitled to (i) participate in the CAP and (ii) to participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Carroll’s employment is terminated involuntarily without Cause, his employment agreement provides for (i) salary continuation, at the rate in effect before his termination, for 12 months from when notice of his termination is provided and (ii) lump sum payment of his target bonus for the year of termination. After his termination date, Mr. Carroll will be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. Mr. Carroll may terminate his employment at any time by giving notice to Interpublic at least six-months in advance.

Executive Severance Plan

Under the Interpublic Executive Severance Plan (“ESP”), certain senior management employees, including the named executive officers, are entitled to receive severance and other welfare benefits, in the event of a Qualifying Termination. In general, the ESP provides for salary continuation, at the executive’s base salary rate in effect for the year of termination, for a specified number of months, which varies generally according to the seniority of the executive. If the executive’s Qualifying Termination occurs within two years after a Change of Control, severance is payable in a lump sum, rather than over the severance period.

Under the ESP the named executive officers are entitled to the following salary continuation periods:

Name	Salary Continuation Period

Mr. Roth	24 months

Mr. Krakowsky	18 months

Ms. Johnson	18 months

Mr. Bonzani	18 months

Mr. Carroll	12 months

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The ESP also provides for cash payments in lieu of continued medical, dental and vision benefits at active employee rates for the salary continuation period, followed by a COBRA period.

Benefits under the ESP are not in addition to severance benefits under individual employment agreements. Rather, severance benefits that are paid under individual employment agreements are credited against amounts payable under the ESP.

The ESP requires the executive to agree to certain post-termination covenants which, if violated, would result in the forfeiture of the executive’s future severance payments and benefits. Benefits under the ESP are also conditioned on the executive executing a mutual release.

Change of Control Agreements

Each named executive officer has entered into a change of control agreement with Interpublic that provides for severance and other benefits in the event of a Qualifying Termination within two years after a Change of Control. These benefits are instead of, and not in addition to, the benefits the executive otherwise would be entitled to receive under the executive’s employment agreement and the ESP.

Each of these change of control agreements provides for a lump-sum severance payment equal to a specified multiple of the executive’s base salary plus his or her target bonus. For purposes of this calculation, salary and target bonus are each determined based on the rate in effect for the executive for the year of the Change of Control or for the year of the Qualifying Termination, whichever is greater.

The multiple applied and the corresponding months of service under the change of control agreements are:

Name	Multiple	Months of Severance

Mr. Roth	3	36 months

Mr. Krakowsky	2	24 months

Ms. Johnson	2	24 months

Mr. Bonzani	2	24 months

Mr. Carroll	2	24 months

In addition, under the agreement the named executive officer’s benefit under the CAP will be subject to the following: (i) annual dollar credits will be added for his severance period as if the severance were paid in semi-monthly installments over the severance period (rather than in a lump sum); (ii) the executive will receive a prorated annual dollar credit for the year in which the severance period expires, and (iii) in addition to the interest credits added under the terms of the CAP each December 31st, the executive will receive a pro-rated interest credit for the year in which the severance period expires, at the rate applied under CAP for the year in which the executive’s CAP balance is paid.

The agreement also provides that, if the named executive officer is a participant in the SERIP, the vested percentage of his SERIP benefit will be determined as if the severance were paid in monthly installments over the severance period (rather than in a lump sum).

Each agreement also provides for cash payments to subsidize the cost of medical, dental and vision benefits during the months for which severance is provided, in lieu of the benefit subsidies otherwise payable under the executive’s employment agreement and the ESP.

Each agreement requires the executive to agree to certain post-termination covenants, which restrict solicitation of employees and clients, and if violated, would result in the forfeiture of the executive’s severance payments and benefit.

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Executive Compensation

SEVERANCE AND CHANGE OF CONTROL BENEFITS

The preceding narrative describes the severance and other benefits to which the named executive officers may be entitled under the various agreements, plans and arrangements in connection with or following a termination of the executive’s employment. Below is a table that quantifies the benefits that each named executive officer would have received had the executive’s employment terminated as of December 31, 2020 under the following circumstances:

Triggering Event (1)	Description

Termination for Cause or Voluntary Termination Without Good Reason

In general (subject to certain variations in each executive’s employment agreement), Interpublic would have “Cause” to terminate an executive’s employment if the executive (a) materially breaches a provision in his employment agreement and fails to cure such breach within a 15-day period; (b) misappropriates funds or property of Interpublic; (c) attempts to secure any personal profit related to the business of Interpublic without proper prior written approval; (d) engages in fraud, material dishonesty, gross negligence, gross malfeasance or insubordination, or willful (i) failure to follow Interpublic’s Code of Conduct or (ii) misconduct in the performance of his duties, excluding, in either case, acts taken in good faith that do not cause material harm to Interpublic; (e) refuses or fails to attempt in good faith to perform such executive’s duties as an employee or to follow a reasonable good-faith direction of the Board of Directors or the person to whom the executive reports directly if such refusal or failure is not cured within a 15-day period; (f) has committed or is formally charged or indicted for a felony or a crime involving dishonesty, fraud or moral turpitude or (g) engages in conduct that is clearly prohibited by the policy of Interpublic prohibiting discrimination or harassment based on age, gender, race, religion, disability, national origin or any other protected category.

In general, an executive would have “Good Reason” to terminate such executive’s employment if Interpublic, without the executive’s consent, (a) materially reduces the executive’s base salary; (b) materially diminishes the authority, duties or responsibilities of the executive or the supervisor to whom the executive is required to report; (c) materially diminishes the budget over which the executive has authority; (d) requires the executive to relocate to an office more than 50 miles outside the city in which such executive is principally based or (e) materially breaches an employment agreement with the executive. Before resigning for Good Reason, the executive generally must give Interpublic notice and an opportunity to cure the adverse action.

Qualifying Termination	An involuntary termination of the executive’s employment without Cause or a resignation by the executive for Good Reason.

Change of Control

In general, a Change of Control will be deemed to have occurred if: (i) any person, other than Interpublic or any of its subsidiaries, becomes the beneficial owner of more than 50% of the combined voting power of Interpublic’s then outstanding voting securities; (ii) any person, other than Interpublic or any of its subsidiaries, acquires (during a 12-month period) ownership of 30% or more of the combined voting power of Interpublic’s then-outstanding voting securities; (iii) any person acquires 40% or more of Interpublic’s assets (determined based on gross fair market value) or (iv) during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election.

Amounts shown in the table under the heading Change of Control are paid upon a Change of Control, without regard to whether the executive’s employment is terminated.

Qualifying Termination following a Change of Control	A Qualifying Termination of an executive employment within two years after a Change of Control.

Death or Disability	Disability is determined in accordance with our policies and procedures based on the facts and circumstances presented.

Retirement	Retirement of an executive is deemed to have occurred upon the executive’s voluntary termination of employment with the Company’s approval after (i) the executive has attained the age of 65 and (ii) has completed 10 years of service with IPG.

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Executive Compensation

KEYS TO TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL PAYMENTS

Payment	Description

Severance

The severance amount shown as payable to each of the named executive officers in the event of a Qualifying Termination, other than following a Change of Control, is provided for under the terms of the executive’s employment agreement as supplemented by the terms of ESP, except that for Messrs. Roth, Krakowsky and Carroll severance benefits following a resignation for Good Reason are payable exclusively under the ESP.

In the event of a Qualifying Termination following a Change of Control, the severance amount shown for each of the named executive officers is provided for under the terms of the executive’s Change of Control Agreement.

Bonus

Mr. Krakowsky’s employment agreement provides that he is eligible for consideration for a bonus if Interpublic terminates his employment without Cause, other than following a Change of Control, but does not provide for a bonus payment if he resigns for Good Reason.

Ms. Johnson’s employment agreements provide that she is eligible for consideration for a bonus if Interpublic terminates her employment without Cause or if he or she resigns for Good Reason.

Mr. Carroll’s employment agreement provides for a bonus payment only in the event of an involuntary termination without Cause (and not in the event of resignation for Good Reason), other than following a Change of Control.

In the event of a Change of Control, each named executive officer is entitled to a bonus payment under the Interpublic Senior Executive Incentive Plan (“SEIP”) at the executive’s target level (without regard to whether his employment terminates).

In the event of a termination of employment due to death or disability, the bonus amount shown for each of the named executive officers is payable under the SEIP, which provides that award is pro-rated based on the time elapsed and the performance-level achieved. In the case of death, achievement of the performance objectives is determined based on actual performance through the date of death and estimated performance for the rest of the performance period. In the case of disability, achievement is measured based on actual performance through the end of the performance period.

Long-Term Incentives

Under the Interpublic’s Performance Incentive Plans:

•   In the event of termination due to death or disability:

-   Restricted stock vests on a pro-rata basis; and

-   Performance shares and performance cash vest on a pro-rata basis based on the time elapsed and the performance level achieved, unless employment terminates within 12 months of the grant date (in which case the entire award is forfeited). In the case of death, achievement of the performance objectives is determined based on actual performance through the date of death and estimated performance for the rest of the performance period. In the case of disability, achievement is measured based on actual performance through the end of the performance period.

•   Interpublic’s Performance Incentive Plans provide in the event of a Qualifying Termination following a Change of Control:

•   An executive will be entitled to payments for the following awards, each valued as of the date of the Change of Control:

-   Restricted stock; and

-   Performance shares and performance cash at the target performance level

Mr. Krakowsky’s employment agreement provides that if his employment is terminated involuntarily without cause (but not in the event of resignation for Good Reason), his restricted stock will continue to vest during his severance period.

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Payment	Description

Ms. Johnson’s employment agreement provides that if her employment is terminated involuntarily without cause or if she resigns for Good Reason, her incentive, stock option and equity plan awards will continue to vest during her severance period.

In the event of termination due to retirement, Mr. Roth’s 2018, 2019 and 2020 (i) restricted stock awards vest on a pro-rata basis and (ii) performance share and performance cash awards vest on a pro-rata basis based on the time elapsed and the actual performance level achieved through the performance period.

Notwithstanding the foregoing, the Compensation & Leadership Talent Committee has discretion to accelerate vesting of any award granted under the Performance Incentive Plans, if the named executive officer’s employment terminates at least 12 months after the date of grant.

Pension/Deferred Compensation

The amounts shown as payable under the CAP in the event of (i) a termination of employment for Cause or a voluntary termination without Good Reason or (ii) death or disability reflect the account balance as of December 31, 2020. The amounts shown as payable under the SERIP in these events reflect the sum of the 15 annual payments that would be due starting at age 60 (or 2 years after termination, if later) as of December 31, 2020.

The amounts shown as payable under the CAP and SERIP in the event of a Qualifying Termination or a Qualifying Termination following a Change of Control reflect the total amounts payable after applying the additional credits and vesting through the applicable severance period. In the event of a termination within 2 years after a Change of Control, (i) the amount shown for the SERIP will be paid in a lump sum at the then vested value of the future payments and (ii) the amount shown for the CAP will be paid in a lump sum.

The amounts shown as payable under Mr. Krakowsky’s ESBA, other than in the event of death, reflect amounts accrued as of December 31, 2020, which would be paid in annual installments of $50,000 per year. In the event of termination due to death, Mr. Krakowsky would receive 15 annual payments of $245,000 each.

Welfare Benefits

The medical, dental and vision benefits shown as payable upon a Qualifying Termination, other than following a Change of Control, are generally provided under the executive’s employment agreement and the ESP.

The medical, dental and vision benefits shown as payable in the event of a Qualifying Termination following a Change of Control are provided under the executive’s Change of Control Agreement.

Messrs. Roth’s, Krakowsky’s, Bonzani’s and Carroll’s and Ms. Johnson’s 401(k) benefits, and Mr. Krakowsky’s and Ms. Johnson’s life insurance premium benefit, are provided under their respective employment agreements.

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Executive Compensation

ESTIMATED TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL PAYMENTS

The following table shows amounts each named executive officer would be entitled to receive had the employment of such executive officer terminated on December 31, 2020, by reason of the listed triggering events.

Name		Termination for Cause or Voluntary Termination Without Good Reason ($)	Qualifying Termination ($)	Death/ Disability ($)	Retirement ($)	Qualifying Termination following a Change of Control ($) (3)

Michael Roth	Severance	0	3,600,000	0	0	21,600,000

	Annual Bonus	0	0	2,993,311	0	5,400,000

Long Term Incentive:	Performance Shares	0	5,047,830	5,047,830	5,047,830	11,236,860

	Performance Cash	0	6,441,695	6,441,695	6,441,695	10,833,332

	Restricted Stock	0	6,659,657	6,659,657	6,659,657	11,236,860

Benefits:	Med/Dental/Vision	0	43,286	0	0	64,929

	401(k) Match	0	12,825	0	0	12,825

Pension (1) / Def Comp (2)

Philippe Krakowsky	Severance	0	2,100,000	0	0	7,700,000

	Annual Bonus	0	2,450,000	1,410,557	0	2,450,000

Long Term Incentive:	Performance Shares	0	0	1,972,616	0	3,293,933

	Performance Cash	0	0	2,005,206	0	3,166,666

	Restricted Stock	0	2,778,984	1,550,863	0	3,293,933

	Restricted Cash	0	0	0	0	3,500,000

Benefits:	Med/Dental/Vision	0	45,721	0	0	60,809

	401(k) Match	0	12,825	0	0	12,825

	Life Insurance	0	1,345	0	0

Pension (1) /Def Comp (2)

Ellen Johnson	Severance	0	1,125,000	0	0	3,000,000

	Annual Bonus	0	429,245	429,245	0	750,000

Long Term Incentive:	Performance Shares	0	498,776	394,503	0	954,177

	Performance Cash	0	560,000	440,328	0	900,000

	Restricted Stock	0	400,300	310,167	0	954,177

	Restricted Cash	0	100,000	0	0	700,000

Benefits:	Med/Dental/Vision	0	45,361	0	0	60,330

	401(k) Match	0	12,825	0	0	12,825

	Life Insurance	0	1,345	0	0	1,345

Def Comp (2)					0

Andrew Bonzani	Severance	0	1,350,000	0	0	3,600,000

	Annual Bonus	0	0	518,164	0	900,000

Long Term Incentive:	Performance Shares	0	0	685,657	0	1,649,621

	Performance Cash	0	0	680,818	0	1,583,332

	Restricted Stock	0	0	749,141	0	1,649,621

	Restricted Cash	0	0	0	0	1,100,000

Benefits:	Med/Dental/Vision	0	45,721	0	0	60,809

	401(k) Match	0	8,550	0	0	8,550

Def Comp (2)					0

Christopher Carroll	Severance	0	625,000	0	0	2,187,500

	Annual Bonus	0	468,750	269,877	0	468,750

Long Term Incentive:	Performance Shares	0	0	277,004	0	621,809

	Performance Cash	0	0	285,245	0	600,000

	Restricted Stock	0	0	1,327,472	0	2,237,534

Benefits:	Med/Dental/Vision	0	30,242	0	0	60,330

	401(k) Match	0	12,825	0	0	12,825

Def Comp (2)					0

(1)	The payment Mr. Roth is entitled to receive under the SERIP is described in detail on page 55, under the heading “Pension Benefits – The Interpublic Senior Executive Retirement Income Plan”.

The payment Mr. Krakowsky is entitled to receive under his ESBA is described in detail on page 55, under the heading “Pension Benefits –Executive Special Benefit Agreement”.

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Executive Compensation

(2)

The payments each named executive officer is entitled to receive under the CAP is set forth on page 57 in the Non-Qualified Deferred Compensation table under the column heading “Aggregate Balance FYE.”

Each of the named executive officers is entitled to the following additional amounts under the CAP in the event such named executive officer is terminated pursuant to either (i) a Qualifying Termination or (ii) a Qualifying Termination following a Change of Control.

Name	Qualifying Termination ($)	Qualifying Termination following a Change of control ($)
Mr. Roth	1,047,426	1,592,325
Mr. Krakowsky	200,841	369,420
Ms. Johnson	109,052	170,360
Mr. Bonzani	61,308	115,588
Mr. Carroll	74,031	150,051

(3)	Some benefit payments shown in the table below may be reduced if necessary to avoid adverse tax consequences to the executive under Section 280G of the Internal Revenue Code.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the 2020 annual total compensation of our Chairman & CEO and the median of the annual total compensation of our employees (other than the Chairman & CEO).

For 2020, our last completed fiscal year:

•	The annual total compensation of our Chairman & CEO was $15,711,303 and

•	The median of the annual total compensation of our employees (other than our Chairman & CEO) was $64,149.

Based on this information, for 2020, we estimate the ratio of the annual total compensation of our Chairman & CEO to the median of the annual total compensation of all employees to be 263:1.

We identified our median employee for the 2020 pay ratio analysis using the methodology and the material assumptions, adjustments, and estimates described below.

•	We determined that, as of October 1, 2020, our employee population of full-time, part-time and temporary employees consisted of over 51,000 individuals working at our parent company and worldwide-consolidated subsidiaries.
•	To identify the “median employee” from our employee population, we first determined the amount of each employee’s “earnings” for the period January 1, 2020 through October 1, 2020. For this purpose, earnings refers to the employee’s base salary and bonus, if any, paid during the foregoing period. Base salary earnings for any full-time and part-time employees who were hired after January 1, 2020 were annualized to October 1, 2020 (to reflect 9 months of earnings). Earnings of employees outside of the U.S. were converted to U.S. dollars using the Company’s October 2020 monthly currency exchange rates.

•	We then identified our median employee from our employee population by arraying and sorting the employees by the foregoing earnings measure and choosing the employee ranked in the middle of the population.

•	The annual total compensation for our Chairman & CEO represents the amount reported for our Chairman & CEO in the “Total” column of our 2020 Summary Compensation Table included on page 47 of this Proxy Statement.

•	The annual total compensation of our median employee was calculated based on the same methodology to determine our named executive officers’ compensation disclosed in our 2020 Summary Compensation Table.

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OUTSTANDING SHARES AND OWNERSHIP OF COMMON STOCK

Outstanding Shares

The outstanding capital stock of Interpublic at the close of business on April 1, 2021, the record date for the Annual Meeting consisted of 393,253,115 shares of Common Stock. Only the holders of Common Stock on the record date are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter that is submitted to a vote of stockholders at the meeting.

Share Ownership of Certain Beneficial Owners

The following table sets forth information concerning direct and indirect beneficial ownership of Common Stock as of December 31, 2020 by persons known to Interpublic to have beneficial ownership of more than 5% of the Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class

FMR LLC(2) 245 Summer Street Boston, MA 02210	45,790,048	11.739%

The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	45,047,943	11.55%

BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	33,494,331	8.6%

State Street Corporation(5) State Street Financial Center One Lincoln Street Boston, MA 02111	20,044,710	5.14%

(1)

The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership of the security within 60 days.

(2)

This disclosure is based on a Schedule 13G/A filed by FMR, LLC with the SEC on February 8, 2021, in which it reported that it is a holding company of a group of investment management companies that in the aggregate have sole voting power with respect to 3,084,731 shares of Common Stock and sole dispositive power with respect to 45,790,048 shares of Common Stock.

(3)

This disclosure is based on a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2021, in which Vanguard reported that it is an investment manager that has shared voting power with respect to 630,422 shares of Common Stock, sole dispositive power with respect to 43,321,860 shares of Common Stock and shared dispositive power with respect to 1,726,083 shares of Common Stock.

(4)

This disclosure is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 29, 2021, in which it reported that it is a holding company of a group of investment management companies that in the aggregate have sole voting power with respect to 30,204,058 shares of Common Stock and sole dispositive power with respect to 33,494,331 shares of Common Stock.

(5)

This disclosure is based on a Schedule 13G filed by State Street Corporation with the SEC on February 10, 2021, in which it reported that it is a holding company of a group of investment management companies that in the aggregate have shared voting power with respect to 18,034,755 shares of Common Stock and shared dispositive power with respect to 20,038,349 shares of Common Stock.

66	Interpublic Group 2021 Proxy Statement

Outstanding Shares and Ownership of Common Stock

Share Ownership of Management

The following table sets forth information concerning the direct and indirect beneficial ownership of the Common Stock as of April 1, 2021 by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers of Interpublic as a group:

Name of Beneficial Owner	Common Stock Ownership	Options Exercisable Within 60 Days	Total (1)(2)

Andrew Bonzani	113,450	0	113,450

Christopher Carroll	96,717	0	96,717

Jocelyn Carter-Miller	31,649	0	31,649

Mary J. Steele Guilfoile	108,114	0	108,114

Dawn Hudson(3)	72,330	0	72,330

Ellen Johnson	90,681	0	90,681

Philippe Krakowsky	443,676	0	443,676

Jonathan F. Miller	54,589	0	54,589

Patrick Q. Moore	29,087	0	29,087

Michael I. Roth(4)	1,115,304	628,019	1,743,323

Linda S. Sanford	18,323	0	18,323

David M. Thomas	125,670	0	125,670

E. Lee Wyatt Jr.	29,087	0	29,087

All directors and executive officers as a group (13 persons)	2,328,677	628,019	2,956,696

(1)

The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days, for example through the exercise of a stock option that is exercisable or that will become exercisable within 60 days. Common Stock ownership set forth in this table includes unvested shares of restricted stock award units and restricted stock awarded under the 2019 PIP and the 2014 PIP due to the right of the persons identified to exercise voting power with respect to the shares. Except as otherwise indicated, each person has sole voting and sole dispositive power over the shares indicated as beneficially owned.

(2)

No individual identified in the table had beneficial ownership of more than 1% of the outstanding shares of Common Stock as of April 1, 2021. Interpublic’s directors and executive officers as a group had beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(3)	Includes 26,111 shares held in a family trust.

(4)	Includes 500,000 shares held in a family trust.

No executive officer or director of Interpublic has pledged any shares of Common Stock as security.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Interpublic’s directors and executive officers and persons who beneficially own more than 10 percent of any class of its equity securities to file with the SEC an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership of Interpublic’s equity securities.

Based solely on our review of the copies of such reports furnished to us by the Company’s directors and executive officers for the year ended December 31, 2020, and on the written representations made by such persons that no other reports were required, we believe that each of Interpublic’s directors and executive officers timely filed all required reports.

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ITEM 4 STOCKHOLDER PROPOSAL

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, has submitted the following proposal for consideration at the Annual Meeting. His stockholdings will be provided promptly upon request. The text of the proposal is as follows:

Proposal 4 – Special Stockholder Meetings

Shareholders ask our board to take the steps necessary to amend the appropriate governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

Supporting Statement

It currently takes 30% of the shares that normally vote at The Interpublic Group annual meeting to call a special shareholder meeting

A special shareholder meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director. The election of a new director can be more important at a company that does not have an independent Board Chairman like The Interpublic Group. For instance shareholders might determine that a poor performing director is in need of replacement. Meanwhile the Chairman/CEO is too busy managing IPG business to give proper attentions to attention to matters of Board oversight and governance.

Plus Mr. Michael Roth, our Chairman and CEO is age 75 and received the most negative director votes in 2020.

Since the 2020 IPG annual meeting there has been a dramatic development that makes shareholder meetings so much easier for management with a substantial cost reduction. Special shareholder meeting can now be online shareholder meetings which gives management much greater flexibility in avoiding shareholder accountability. Hence shareholders should have a corresponding greater flexibility in calling for a special shareholder meeting such as a 10% stock ownership requirement.

Unfortunately at an online meeting almost everything is optional. For instance a management narrative on the state of the company is optional. Also management answers to shareholder questions are optional even if management asks for questions.

A bad example is Goodyear management hitting the mute button right in the middle of a formal shareholder proposal presentation at its 2020 shareholder meeting to bar constructive shareholder criticism.

Please see: Goodyear’s virtual meeting creates issues with shareholder. https://www.crainscleveland.com/manufacturing/goodyears-virtual-meeting-creates-issues-shareholder

Plus AT&T management would not even allow any sponsors of shareholder proposals to read their proposals by telephone at the 2020 AT&T online annual meeting during the pandemic. Please see: AT&T investors denied a dial-in as annual meeting goes online. https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/

And even if management pledges to follow best practices in conducting an online shareholder meeting management can change abruptly when storm clouds appear concerning subpar management job performance.

Management can now dictate that the core agenda of a special shareholder meeting can simply be the announcement of the vote. Hence shareholders need greater flexibility in calling for a special shareholder meeting.

Please vote yes:

Special Shareholder Meeting Improvement

Proposal 4 – Special Stockholder Meetings

MANAGEMENT STATEMENT IN OPPOSITION

The Board has carefully considered the proposal and recommends that stockholders vote AGAINST the proposal for the following reasons:

Interpublic supports stockholders having the right to call a special meeting, which is why our By-laws already provide stockholders that own at least 25% of the outstanding shares of Interpublic’s common stock the power to call a special meeting.

A special meeting of stockholders is not a matter to be taken lightly, and should only be called if a reasonable proportion of Interpublic’s stockholders determine that an extraordinary event involving either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting. Such meetings require significant attention and time commitment from the Board and members of senior management, diverting their focus from managing the business in the best interests of all stockholders. Convening such meetings is also very

68	Interpublic Group 2021 Proxy Statement

Item 4 Stockholder Proposal

expensive because of the legal and administrative costs associated with preparing the required disclosure documents, distributing the documents to all stockholders and holding the meeting. Additionally, depending on the circumstances, the prospect of a special meeting of stockholders may pose a significant threat of business disruption for our company, distract our employees, and put us at a competitive disadvantage as our existing clients and potential clients contend with the uncertainty of a pending meeting.

If less than 25% of Interpublic’s stockholders want to call a meeting, such lack of support is an indication that a particular matter should be handled at an annual meeting rather than at a special meeting. Lowering the threshold to 10% would mean that an even smaller minority of stockholders can compel the Company to incur significant costs and cause management distraction to call a special meeting when as much as 90% of the stockholders may not be in favor of calling such a meeting. We believe that our current special meeting threshold of 25% is a reasonable threshold that effectively balances the rights and prerogatives of ownership with prudent concern about potential misuse and that the proposed 10% threshold could undermine Interpublic’s ability to efficiently use its resources and promote the interests of all stockholders.

Interpublic Stockholder Access and Governance Practices

Interpublic’s corporate governance policies and practices, discussed in greater detail on pages 9 through 17, provide stockholders with numerous avenues to voice their opinions and encourage Board accountability and responsiveness to stockholder feedback on an ongoing basis.

•	Stockholders have the right to act by majority written consent, without the need to call a special meeting (a right shared by stockholders at only approximately 30% of S&P 500 companies).

•	Stockholders may suggest director nominations to the Board’s Governance Committee.

•	Stockholders holding just 3% of the company’s common stock may use proxy access to nominate directors for inclusion in our proxy materials, subject to satisfying certain procedural and eligibility requirements.

•	Interpublic engages in robust stockholder engagement throughout the year in order to allow stockholders to easily provide feedback.

In recognition of our governance practices, Institutional Stockholder Services (ISS) has consistently given us high rankings under its Governance QualityScore rating system, and a “1” for Interpublic’s “Stockholder Rights,” which indicates the lowest governance risk as compared to our industry.

Finally, the current threshold of 25% is consistent with and, in most cases, the same or lower than, the thresholds at other S&P 500 companies. With respect to U.S.-based companies in the S&P 500 where stockholders are permitted to call a special meeting, more than 63% set a threshold of 25% or greater. Moreover, approximately 40% of S&P 500 companies incorporated in Delaware do not even permit stockholders to call special meetings.

Interpublic Use of Virtual Meetings

A determination of whether to hold in-person or virtual stockholder meetings requires a complex and informed analysis that should be performed by a company’s management and board of directors. In ordinary times factors such as the stockholder base composition, the various costs associated with having a full or partial virtual meeting, the availability of staffing resources, location availability, security concerns, the accessibility to stockholders, shareholder relations and the technological capabilities necessary to hold an effective virtual meeting are carefully considered. In the midst of the COVID-19 pandemic, when making the decision to hold the 2020 Annual Meeting virtually, Interpublic’s first and foremost concern was the health, safety and well-being of its employees, stockholders and directors and the general public.

In order to ensure widespread communication of its decision to change to a virtual meeting, Interpublic’s robust public disclosures included a press release, a website posting and additional proxy materials filed on EDGAR, all of which contained clear directions as to the logistical details of the virtual meeting, including how stockholders can remotely access, participate in, and vote at the meeting. Moreover, Interpublic established reasonable guidelines for stockholders to submit questions, allowing them to submit questions both in advance of and during the meeting. Further, Interpublic arranged for the stockholder proposal to be presented in a clear and direct manner through the telephone without interruption.    Ultimately, the 2020 Annual Meeting was accessible, transparent, and effectively managed, and provided an opportunity for stockholders to easily attend and participate in the meeting without putting their health at risk.

Vote Required

The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal.

The Board of Directors recommends a vote AGAINST the stockholder proposal

Interpublic Group 2021 Proxy Statement	69

INFORMATION FOR STOCKHOLDERS THAT HOLD INTERPUBLIC COMMON STOCK THROUGH A BANK OR BROKER

Under SEC rules, brokers and banks that hold stock for the account of their customers are permitted to elect to deliver a single Annual Report and Proxy Statement (as well as other stockholder communications from the issuer) to two or more stockholders that share the same address. If you and other residents at your mailing address own shares of Common Stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of Interpublic’s proxy materials. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement. If you would prefer in the future to receive a separate copy of Interpublic’s Annual Reports and Proxy Statements, you may revoke your consent at any time by notifying Interpublic by letter addressed to The Interpublic Group of

Companies, Inc., 909 Third Avenue, New York, NY 10022, Attention: SVP & Secretary or by calling Corporate Communications at (212) 704-1200. Your notification should include the name of your brokerage firm or bank and your account number.

If your household received only single copy of the 2020 Annual Report or this Proxy Statement and you would like to receive a separate copy, please contact Interpublic at the above address or telephone number. If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of our Annual Reports and Proxy Statements at your address and would like to receive only one copy for your household, please contact your broker or bank.

INFORMATION FOR PARTICIPANTS IN THE INTERPUBLIC GROUP OF COMPANIES, INC. SAVINGS PLAN

Participants in The Interpublic Group of Companies, Inc., Savings Plan (the “Plan”) may vote the number of shares of Common Stock equivalent to the interest in Common Stock credited to their accounts under the Plan as of the record date. Participants may vote by instructions given to Great-West Trust Company, the trustee of the Plan (the “Trustee”), pursuant to the proxy card being mailed with this Proxy Statement to Plan participants. The Trustee will vote shares in accordance with duly executed instructions if received on or before May 26, 2021.

If the Trustee does not receive timely instructions, the shares of Common Stock equivalent to the interest in Interpublic’s Common Stock credited to that participant’s account, will not be voted by the Trustee. The Trustee will vote any shares of Common Stock held by the Plan that are not specifically allocated to any individual Plan participant (known as the suspense account) in the same proportion that the Trustee votes the Common Stock for which it receives timely instructions from Plan participants.

The Board of Directors is not aware of any other matters which may be brought before the Annual Meeting. If other matters not now known come before the Annual Meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Robert Dobson

Senior Vice President, Associate General

Counsel & Secretary

April 16, 2021

70	Interpublic Group 2021 Proxy Statement

APPENDIX A. RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS

(Amounts in Millions)

(UNAUDITED)

	Twelve Months Ended December 31,

	2013	2014	2015	2016	2017	2018	2019	2020

Gross Revenue	$7,122.3	$7,537.1	$7,613.8

Net Revenue				$7,452.3	$7,473.5	$8,031.6	$8,625.1	$8,064.5

Non-GAAP Reconciliation:

Net Income Available to IPG Common Stockholders	$259.2	$477.1	$454.6	$605.0	$554.4	$618.9	$656.0	$351.1

Add Back:

Provision for Income Taxes	181.2	216.5	282.8	196.9	271.3	199.2	204.8	8.0

Subtract:

Total (Expense) and Other Income	(130.3)	(67.7)	(109.7)	(110.8)	(97.6)	(170.8)	(207.7)	(227.1)

Equity in Net Income (Loss) of Unconsolidated Affiliates	2.1	1.2	1.1	0.3	0.9	(1.1)	0.4	0.9

Net Income Attributable to Noncontrolling Interests	(21.0)	(28.3)	(25.9)	(24.0)	(16.0)	(18.8)	(17.9)	(3.1)

Dividend on preferred stock	(8.7)	—	—	—	—	—	—	—

Operating Income	598.3	788.4	871.9	936.4	938.4	1,008.8	1,086.0	588.4

Add Back:

Amortization of Acquired Intangibles	26.8	29.4	26.1	21.9	21.1	37.6	86.0	85.9

Adjusted EBITA	$625.1	$817.8	$898.0	$958.3	$959.5	$1,046.4	$1,172.0	$674.3

Restructuring Charges	$60.6						$31.8	$413.8

Transaction Cost						$35.0

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

Interpublic Group 2021 Proxy Statement	A-1

The 2021 Annual Meeting of The Interpublic Group of Companies, Inc. will be held on Thursday, May 27, 2021 at 9:30 A.M., Eastern Time, virtually via the internet at www.meetingcenter.io/287172608. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — IPG2021. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/IPG Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/IPG qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — The Interpublic Group of Companies, Inc. + Notice of 2021 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 27, 2021 The undersigned hereby constitutes and appoints Michael I. Roth, Philippe Krakowsky, Ellen Johnson and Andrew Bonzani, and each of them, the undersigned’s true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held virtually on Thursday, May 27, 2021 at 9:30 A.M. Eastern time, and at any adjournments thereof, on all matters to come before the meeting. If you are a participant in The Interpublic Group of Companies, Inc. Savings Plan (the “Plan”), this card also constitutes voting instructions by the undersigned to Great-West Trust Company, the trustee of the trust maintained under the Plan (the “Trustee”), for all shares held of record by the Trustee as to which the undersigned is entitled to direct the voting. Any shares for which voting instructions are not timely received, will not be voted by the Trustee. The Trustee will vote any unallocated shares held under the Plan in the same proportion as it votes shares for which timely instructions are received. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. HOWEVER, THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD. (Continued, and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/IPG or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/IPG Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2021 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 3, and AGAINST Proposal 4. 1. Election of Directors: 01—Jocelyn Carter-Miller 04—Philippe Krakowsky 07—Michael I. Roth 10—E. Lee Wyatt Jr. For Against Abstain 02—Mary J. Steele Guilfoile 05—Jonathan F. Miller 08—Linda S. Sanford For Against Abstain 03—Dawn Hudson 06—Patrick Q. Moore 09—David M. Thomas For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for the year 2021. 4. Stockholder proposal entitled “Special Stockholder Meetings.” For Against Abstain 3. Advisory vote to approve named executive officer compensation.    For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 03FDJC